As filed with the Securities and Exchange Commission on October 12, 2010

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPASS ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	8299	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town,

Tongzhou District, Beijing, PR China

86 10-62690222/0288
(Address including zip code, and telephone number of

 registrant’s principal executive offices)

Mr. Kang Chungmai

No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town,

Tongzhou District, Beijing, PR China

86 10-62690222/0288

(Name, address, including zip code, and

telephone number of Agent for Service)

with copies to

Daniel H. Luciano, Esq.
242A West Valley Brook Road
Califon, New Jersey 07830

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum Offering price per unit (1)	Proposed Maximum Aggregate Offering price	Amount of Registration fee
253,088 Ordinary Shares, par value $0.000128	253,088	$0.533	$134,895.90
1,220,130 Ordinary Shares, par value $0.000128 issuable upon conversion of 12,201.3 preferred shares.	1,220,130	$0.533	$650,329.29
Total	1,473,218	$0.533	$785,225.19	$55.99

(1)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the price of our Ordinary Shares purchased in a private placement of Units which closed on September 16, 2010. Currently, there is no trading market for our Ordinary Shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED ______________, 2010

PROSPECTUS

COMPASS ACQUISITION CORPORATION

1,473,218 ORDINARY SHARES

This prospectus relates to 1,473,218 of our ordinary shares, par value $000128 per share that may be sold from time to time by the selling shareholders named in this prospectus, which represents:

•

253,088 of our ordinary shares; and

•

1,220,130 of our ordinary shares issuable upon conversion of 12,201.3 preferred shares;

The selling shareholders named in this prospectus are offering all of the ordinary shares offered through this prospectus. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares.

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders.

Our ordinary shares are presently not traded on any market or securities exchange.

The purchase of the securities offered through this prospectus involves a high degree of risk. See Section Entitled “Risk Factors” beginning on page 7.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No underwriter or person has been engaged to facilitate the sale of ordinary shares in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

In this prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars. All renminbi, or RMB, amounts have been translated into U.S. dollars at the December 31, 2009 noon buying rate in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York, being US$1.00 = RMB6.8372.

Except where the context otherwise requires and for the purposes of this prospectus only:

•

“We,” “us,” “our company,” “our,” and “Compass” refer to the combined business of Compass Acquisition Corporation and its consolidated subsidiaries and affiliates, but do not include the shareholders of Compass Acquisition Corporation;

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“Tsingda Technology” refers to Tsing Da Century Education Technology Co. Ltd., a British Virgin Islands business company, which is our direct, wholly-owned subsidiary;

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“Tsingda Management” refers to Beijing Tsingda Century Management Consulting Ltd., a wholly foreign owned enterprise incorporated under the laws of the PRC, which is our indirect, wholly-owned subsidiary;

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“Tsingda Education” refers to Beijing Tsingda Century Investment Consultant of Education Co. Ltd., our contractually controlled affiliate and the PRC operating company;

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“Tsingda Network” refers to Beijing Tsingda Century Network Technology Co. Ltd., a wholly owned subsidiary of Tsingda Education;

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“China,” “Chinese” and “PRC,” refer to the People’s Republic of China;

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“Renminbi” and “RMB” refer to the legal currency of China; and

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“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

Our Company

Business Overview

We are an on-line and off-line provider of supplementary educational services in China. Off-line services are comprised mainly of franchised learning centers, although we have four company owned locations. On-line educational services consist of a web based platform called the “Tsingda Internet Classroom.” We rolled out our offline “Tsingda Learning Center” concept in 2006, and as of June 30, 2010, we have approximately 2,025 learning centers throughout the PRC. In late 2008, we introduced our online learning platform, and as of June 30, 2010, we had 350,000 total registered students.

We have received the following awards reflecting our strength and position in China education industry:

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Twice awarded “China Top-10 Brand of Education Chain” (2008 and 2009), by China Education TV.

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“China Top-10 Institute for Online Education” in 2009, by China Education TV.

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“The Most Valuable Education Chain for Investment” in 2009, by Sina.com (Nasdaq: SINA).

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“Most Trustworthy Institute for Supplementary Education” in 2009, by Sina.com (Nasdaq: SINA).

We generate revenues from franchised and company owned Tsingda Learning Centers and from our on-line, virtual classroom platform. From franchised locations, we receive one time franchise fees, annual management fees, 20% of student generated revenues at franchised locations, and 10% of the revenues from the sale of reference books and teaching products at franchised locations. From company owned locations, we receive 100% of its revenues. From our online, virtual classroom platform, we receive 40% of revenues from live sessions and 90% of revenues from pre-recorded sessions.

For fiscal 2009, we generated $14,650,863 in gross revenues, which represents a 101% increase from gross revenues of $7,301,733 for fiscal 2008. Our fiscal year 2009 pre tax, net income was $7.1 million, which represents a 77.9% increase from pre tax, net income of $4.0 million for fiscal year 2008. Our revenue for the six months ended June 30, 2010 was $9.5 million, which represents a 20% increase from revenues of $7.9 million for the six months ended June 30, 2009. Our pre tax, net income for the six months ended June 30, 2010 was $5.2 million, which represents an increase of 41.4% from pre tax, net income of $3.7 million for the three months ended June 30, 2009.

On May 24, 2010, our Board of Directors approved the (i) 3 for 1 consolidation of our issued and outstanding ordinary shares, (ii) increase in the number of authorized shares to 100,000,000, and (iii) change of our name to Tsingda eEDU Corporation to better reflect our current business. We expect to conduct a special shareholders meeting within the next 60 to 90 days to vote on the name change. We expect to effect the name change not later than _________ ____, 2010.

On September 16, 2010, we completed a unit financing with certain accredited investors pursuant to which we received total gross proceeds of $9.6 million. Each unit consisted of one ordinary share and a stock purchase warrant to purchase 35% of the number of ordinary shares (all on a post 3 for 1 consolidation basis) purchased in the financing The warrant exercise price is $2.08 per share (on post 3-for-1 consolidation basis), subject to adjustment, and the warrant term is five (5) years.

Our headquarters are located at No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town, Tongzhou District, Beijing, PR China, our phone number is 86 10-62690222/0288, and our web-site is www.eee114.com.

The Industry

The Peoples Republic of China (PRC) represents approximately one quarter of the global population. According to information published by the PRC government, our target population market as of December 31, 2010 is approximately 360 million individuals. The group is comprised of: infants and children below school age (6) - 160 million; primary school students - 110 million; junior high school students - 60 million; and senior high school students 30 million. (Source: Ministry of Education http://www.moe.edu.cn/).

Organizational History.

We were organized under the laws of the Cayman Islands on September 27, 2006. Tsingda Technology was organized under the laws of British Virgin Islands on December 11, 2009. Tsingda Management was organized under the laws of the PRC on November 26, 2007. Tsingda Education was organized under the laws of the PRC on October 23, 2003. Tsingda Network was organized under the laws of the PRC on February 14, 2004.

On May 24, 2010, we acquired Tsingda Technology. The transaction was treated for accounting purposes as a capital transaction and recapitalization by Tsingda Technology, the accounting acquirer, and as a re-organization by Compass, the accounting acquiree.

Tsingda Technology owns 100% of the issued and outstanding capital stock of Tsingda Management. On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Tsingda Education, and its shareholders, in which Tsingda Management assumed management of the business activities of Tsingda Education and has the right to appoint all executives and senior management and the members of its board of directors.

Corporate Structure

Our organization structure is depicted below:

Compass Acquisition Corporation,
a Cayman Islands company
100%
Tsing Da Century Education Technology Co., Ltd.,
a British Virgin Islands company
100%
Off Shore
On Shore, China
Tsingda Century Beijing Management Consulting Co., Ltd., a PRC company
Control via Contractual Agreements
Beijing Tsingda Century Investment Consultant of Education Co., Ltd., a PRC company
100%
Beijing Tsingda Century Network Technology Co. Ltd.,
a PRC company

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 1,473,218 Ordinary Shares, which represents; 253,088 Ordinary Shares currently outstanding and 1,220,130 Ordinary Shares issuable to such stockholders upon conversion of 12,201.3 Preferred Shares currently outstanding. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of Ordinary Shares by the selling stockholders or from the conversion of the Preferred Shares into Ordinary Shares.

Ordinary Shares Offered:

Up to 1,473,218 Ordinary Shares, which represents 253,088 ordinary shares currently outstanding and 1,220,130 Ordinary Shares issuable upon conversion of 12,201.3 Preferred Shares currently outstanding.

Ordinary Shares Outstanding prior to Offering:	27,982,749(1)

Ordinary Shares Outstanding after to Offering	27,982,749(1)

Use of Proceeds:	We will not receive any proceeds from the sale of the 1,473,218 Ordinary Shares subject to sale by the selling stockholders under this prospectus.

(1) Does not give effect to the conversion of the 244,022.78 shares of Preferred Shares which are issued and outstanding. Each preferred share converts into 100 of our Ordinary Shares. The amount also does not give effect to the proposed 3 for 1 consolidation of our Ordinary Shares.

Summary Consolidated Financial Information

The following table summarizes selected historical financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated statement of income for the fiscal years ended December 31, 2009 and 2008 respectively and the summary balance sheet data as of December 31, 2009 and 2008 are derived from the audited consolidated financial statements of Tsingda Technology included elsewhere in this prospectus. Tsingda Technology conducts all our business operations and became our wholly-owned subsidiary on May 24, 2010. We derived our summary consolidated financial data for the six months ended June 30, 2010 and 2009 respectively from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

Balance Sheet

	December 31, 2009	December 31, 2008
	(Audited)	(Audited)
Cash	$458,645	$2,314,262
Total Assets	17,243,696	10,013,952
Liabilities	3,732,294	2,514,497
Total Stockholders’ Equity	13,511,452	7,499,455

Statement of Operations

	Year Ended December 31, 2009 (audited)	Year Ended December 31, 2008 (audited)
Revenues	$14,650,863	$7,301,733
Pre-Tax Net Income	7,120,130	4,001,207

Balance Sheet

June 30, 2010

Cash	$5,071,486
Total Assets	22,892,242
Liabilities	4,766,056
Total Stockholders’ Equity	18,111,186

Statement of Operations

	Six Month Period Ended June 30, 2010	Six Month Period Ended June 30, 2009

Revenue	$9,467,108	$7,885,733
Pre-Tax Net Income	5,214,682	3,688,072

RISK FACTORS

An investment in our ordinary shares is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our ordinary shares. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our ordinary shares could be materially and adversely affected.

Risks Relating to Our Business

We have a limited operating history and we may not be able to sustain the growth in our business.

Our limited operating history and the early stage of development of the online education industry in which we operate makes it difficult to evaluate our business and future prospects. Although our annual growth rate of sales revenue from 2008 to 2009 was approximately 101%, and our annual growth rate of pre-tax income was approximately 77.9% during this same period, there is no assurance that we will be able to sustain such growth in the future. We may have negative growth, which in turn may impair our business operations and profitability.

The market for the services that we provide is still emerging and evolving rapidly. Governmental policies may affect the demand for our services.

The market for educational services is still evolving in the PRC. Our success will depend to a large extent on the perceived benefit that our services provide to our customers, who are mainly students. Therefore we will need to increase awareness of our products, protect our reputation and develop customer loyalty among our customers, anticipate and adapt to changing conditions in the markets in which we operate.

Governmental policies may affect the demand for our services.

If the PRC government determines to increase funding of educational programs on a regional or national basis, demand for our services may be negatively affected.

We may have difficulty scaling and adapting our existing network infrastructure to accommodate increased systems traffic.

The courseware at our learning centers and our virtual internet classrooms are delivered through our network. For our business to be successful, our network infrastructure must perform well and be reliable. We will need significantly more computing power as traffic within our system increases and our learning center locations expand. We will be required to spend significant capital to purchase equipment, and upgrade our technology and network infrastructure to handle increased Internet traffic. If we fail to expend sufficient capital to attend to our infrastructure needs, our operating results will be harmed.

Problems with content delivery services, bandwidth providers, data centers or other third parties could harm our business, financial condition or results of operations.

Our business relies significantly on third-party vendors, such as data centers, content delivery services and bandwidth providers. If any third-party vendor fails to provide their services or if their services are no longer available to us for any reason and we are not immediately able to find replacement providers, our business, financial conditions or results of operations could be materially adversely affected.

Additionally, any disruption in network access or related services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business operations. If our service is disrupted, we may lose revenues due to our inability to provide services to our franchised learning centers and we may be obligated to compensate these franchisees for their loss. Our reputation also may suffer in the event of a disruption. Any financial or other difficulties our providers face may negatively impact our business and we are unable to predict the nature and extent of any such impact. We exercise very little control over these third-party vendors, which increases our vulnerability to problems with the services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could negatively impact our relationships with our franchisees and materially adversely affect our brand reputation and our business, financial condition or results of operations and expose us to liabilities to third parties.

Our data centers are vulnerable to natural disasters, terrorism and system failures that could significantly harm our business operations and lead to client dissatisfaction.

In delivering our solutions, we are dependent on the operation of our data centers and bandwidth providers, which are vulnerable to damage or interruption from earthquakes, terrorist attacks, war, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our system, and similar events. We do not have insurance to cover any losses. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a terrorist attack, a provider’s decision to close a facility we are using without adequate notice or other unanticipated problems at our data centers could result in lengthy interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand reputation could be damaged if customers believe our system is unreliable, which could have a material adverse affect on our business, financial condition and results of operations.

Our business may be adversely affected by malicious third-party software applications that interfere with the function of our technology.

Our business may be adversely affected by malicious software applications that make changes to operating computers and interfere with our technology. These applications may attempt to change users’ experience in using our virtual classrooms or teaching modules at our learning centers, including changing configurations of our user interface, or otherwise interfering with our ability to connect with users. The interference may occur without disclosure to or consent from users, resulting in a negative experience that users may associate with our solutions. These software applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. If our efforts to combat these malicious software applications are unsuccessful, our reputation may be harmed, and users may be reluctant to use our services. This could result in a decline in usage of our educational services and corresponding revenues, which would have a material adverse effect on our business, financial condition and results of operations.

If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We have experienced, and continue to experience, rapid growth in our operations and headcount, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure. If we do not effectively manage our growth, the quality of our solutions and services could suffer, which could negatively affect our brand and operating results. To effectively manage this growth, we will need to continue to improve, among other things:

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our information and communication systems to ensure that our operations are well coordinated and that we can effectively communicate with our growing base of franchisees and users;

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our systems of internal controls to ensure timely and accurate reporting of all of our operations; and

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our information technology infrastructure to maintain the effectiveness of our systems.

In order to enhance and improve these systems we will be required to make significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make additional expenditures to address these issues, which could materially adversely affect our business, financial condition and results of operations.

We may incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We are dependent upon key personnel and the loss of key personnel, or the inability to hire or retain qualified personnel, could have an adverse effect on our business and operations.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of our officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the PRC is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

As of June 30, 2010, we had a total of approximately 150 employees in our offices in the PRC. However, there can be no assurance that we will be able to maintain a prolonged good relationship with our existing or ex-employees and that no labor disruptions will occur in the future. Should any industrial action or labor unrest occur, our business operations could be adversely affected.

Potential claims alleging infringement of third party’s intellectual property by us could harm our ability to compete and result in significant expense to us and loss of significant rights.

Our operations are technology driven, and we have sought patent and copyright protection for our key software packages. However, we may confront, from time to time, third parties that may assert patent, copyright, and other intellectual property rights to these and other software packages which are important to our business. Any claims that our products or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, could cause us to incur significant costs in responding to, defending, and resolving such claims, and may divert the efforts and attention of our management and technical personnel away from the business. As a result of such intellectual property infringement claims, we could be required or otherwise decide it is appropriate to pay third-party infringement claims; discontinue using the technology or processes subject to infringement claims which would include the software relating to our learning centers and virtual classrooms; develop other technology not subject to infringement claims, which could be time-consuming and costly or may not be possible; and/or license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms. The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of the assets and increase expenses. In addition, if we are require to discontinue the use of existing software, our revenue could be negatively impacted.

Risks Related to our Corporate Structure

Our Principal Shareholder Is Able To Control Substantially All Matters Requiring A Vote Of Our Shareholders And His Interests May Differ From The Interests Of Our Other Shareholders.

Tsing Da Century Education Technology Co., Ltd., a Belize corporation (not to be confused with Tsingda Technology, a BVI corporation, which is our direct-wholly-owned subsidiary), is our majority shareholder and beneficially owns approximately 46.8% of our issued and outstanding Preferred Shares which are convertible into 11,426,702 Ordinary Shares (or 21.8% of our issued and outstanding Ordinary Shares on an as converted basis). Mr. Zhang Hui, our Chairman and President, is an officer and majority owner of this company. Therefore, Mr. Zhang is able to exert substantial control on all matters requiring approval by our shareholders, including the election of our directors and officers. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

The contractual agreements with Tsingda Education are not as effective as direct ownership. Because we rely on Tsingda Education for our revenue, any termination of, or disruption to, these contractual arrangements could detrimentally affect our business.

Presently all of our business operations are carried out by Tsingda Education, and its wholly owned subsidiary, Tsingda Network. We do not own any equity interests in Tsingda Education, but control and receive the economic benefits of its business operations through various contractual arrangements. Through these contractual arrangements, we have the ability to substantially influence the daily operations and financial affairs of Tsingda Education, as we are able to appoint its senior executives and approve all matters requiring shareholder approval. Accordingly, we consolidate Tsingda Education results, assets and liabilities in our financial statements.

However, these contractual agreements may be terminated under certain circumstances. In addition, these agreements are governed by the PRC laws and regulations. PRC laws and regulations concerning the validity of the contractual arrangements are uncertain, as many of these laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement by the PRC government may involve substantial uncertainty. Generally the PRC has substantially less experience related to the enforcement of contractual rights through its judiciary or the arbitration process as compared to the United States or the Cayman Islands. This inexperience presents the risk that the judiciary or arbitrators in the PRC may be reluctant to enforce contractual rights, interpret these rights and remedies differently than what was intended by the parties to the agreements, or find that such contractual agreements do not comply with restrictions in current PRC laws. A PRC court may also set aside an arbitration award by reason of any defect the court considers to be present in the arbitration proceeding, remedies at law may not be adequate and a PRC court may not order specific performance. In addition, any legal proceeding may result in substantial costs, disruptions to our business, damage to our reputation and diversion of our resources.

If Tsingda Education or its stockholders fail to perform their obligations under the contractual arrangements, we may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies. Therefore our contractual arrangements may not be as effective in providing control over Tsingda Education as direct ownership. Because we rely on Tsingda Education for our revenue, any termination of or disruption to these contractual arrangements could detrimentally affect our business.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

All of our business is conducted through Tsingda Education which currently is considered for accounting purposes a variable interest entity (“VIE”), and we are considered the primary beneficiary, enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices and methods used in preparing financial statements for PRC purposes from the principles, practices and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified and reconciled in financial statements for United States and SEC purposes.

The contractual arrangements between Tsingda Management and Tsingda Education may result in adverse tax consequences.

PRC laws and regulations emphasize the requirement of an arm’s length basis for transfer pricing arrangements between related parties. The laws and regulations also require enterprises with related party transactions to prepare transfer pricing documentation to demonstrate the basis for determining pricing, the computation methodology and detailed explanations. Related party arrangements and transactions may be subject to challenge or tax inspection by the PRC tax authorities.

Under a tax inspection, if our transfer pricing arrangements between Tsingda Management and Tsingda Education are judged as tax avoidance, or related documentation does not meet the requirements, Tsingda Management and Tsingda Education may be subject to material adverse tax consequences, such as transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purpose, of adjustments recorded by Tsingda Management, which could adversely affect us by (i) increasing Tsingda Education’s tax liabilities without reducing our subsidiaries’ tax liabilities, which could further result in interest being levied to us for unpaid taxes; or (ii) limiting the ability of our PRC companies to maintain preferential tax treatment and other financial incentives.

Risks Related to Doing Business in China

PRC economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the prospects of the education market, which in turn could adversely affect our business.

Substantially all of our operations are conducted in China, and substantially all of our revenues are derived from China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake are subject, to a significant extent, to economic, political and legal developments in China.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our services may depend, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause families to reduce the use of our services for their children, which in turn could reduce our net revenues.

Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to play a significant role in regulating industry development by imposing ongoing policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the overall economy in China or the prospects of the education market, which could harm our business.

The PRC government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the PRC government will not repeal or alter these measures or introduce new measures that will have a negative effect on us.

China’s social and political conditions are also not as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations. In addition, China has tumultuous relations with some of its neighbors and a significant further deterioration in such relations could have negative effects on the PRC economy and lead to changes in governmental policies that would be adverse to our business interests

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. To date, we have taken no steps to prevent violations of the FCPA other than the adoption of a code of ethics. Although we intend to adopt a code of ethics to ensure compliance with the FCPA and Chinese anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

PRC regulations regarding offshore financing activities by PRC residents have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect our business.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the China Securities Regulatory Commission (“CSRC”), the State Administration of Foreign Exchange (“SAFE”) as well as other government agencies, released a Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (“M&A Regulation”), which took effect September 8, 2006 and was amended in 2009. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules reflect greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. According to the new M&A Regulation, a related-party acquisition in which an offshore company owned or controlled by a PRC resident acquires a domestic company controlled by the same PRC resident shall be subject to the approval of MOFCOM.

Among other things, the M&A Regulation also included new provisions to require that the overseas listing of an offshore company which is directly or indirectly controlled by a PRC resident for the purpose of overseas listing of such PRC resident’s interests in a domestic company, known as a “special purpose company”, must obtain the approval of CSRC prior to the listing.

We believe that our current VIE structure avoids the acquisition transaction which is directly the target under scrutiny of the M&A Regulation, including the requirement of CSRC approval. Thus, in its current practice, it appears the M&A Regulation does not apply to our corporate structure.

However, the application of this M&A Regulation remains uncertain since neither MOFCOM nor CSRC has approved any Chinese company’s foreign listing. There is no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the MOFCOM or CSRC approval requirements. If the MOFCOM, CSRC or other PRC regulatory body subsequently determines that the new M&A Regulation applies to our situation and CSRC’s approval was required for this offering, we may face sanctions by the MOFCOM, CSRC or other PRC regulatory agencies. In such event, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of funds to our offshore companies, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

Due To Various Restrictions Under PRC Laws On The Distribution Of Dividends By Our PRC Operating Companies, We May Not Be Able To Pay Dividends To Our Shareholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries or affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

Changes in PRC regulations relating to tuitions may adversely affect our business.

Currently, we are not regulated by the Ministry of Education of the PRC due to the fact that we are a non-accredited learning center. Accordingly, fees that we charge are not regulated by the government. However, the PRC government has implemented controls on tuition and other fees collected by certain other types of educational institutions in China. If the PRC government decides to regulate our industry, set limits on fees chargeable by us, or impose a special tax on our business, such events could significantly affect our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management or the experts named in this current report.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from Tsingda Education. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. Our revenue is based entirely on that generated by our affiliated entity in China. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic or outbreak that will cause social and economic disruptions in China, such as SARS or H1N1 flu. Any prolonged recurrence of SARS, H1N1 or other adverse public health developments in China may have a material adverse effect on our business operations as schools may be closed for an extended period of time. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS, H1N1 or any other epidemic.

Risks Related to an Investment in Our Securities

We are not listed or quoted on any exchange and we may never obtain such a listing or quotation.

There is presently no public market in our shares and there may never be a market for our stock. Stock held by our shareholders may have little or no value. We cannot guarantee that our stock will be listed on a securities exchange or if a market for our stock listed will ever develop. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market, and therefore, it may prove impossible to sell your shares.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our ordinary shares in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings from our operations.

The market price for our ordinary shares may be highly volatile.

The market price of our ordinary shares may be volatile due to certain factors, including, but not limited to, market trends in PRC stock generally, quarterly fluctuations in our financial and operating results; general conditions in the PRC market; or changes in earnings estimates. Such volatility may make it more difficult, if not impossible, to sell your shares in such quantity or at such price as or when you determine. This volatility can be expected to harm our stock price, our ability to raise money in capital markets and our future growth prospects.

The application of the "penny stock" rules could adversely affect the market price of our ordinary shares and increase your transaction costs to sell those shares.

If the future trading price of our ordinary shares is below $5 per share, the open-market trading of our ordinary shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our ordinary shares, and may result in decreased liquidity for our ordinary shares and increased transaction costs for sales and purchases of our ordinary shares as compared to other securities.

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares may be volatile and subject to wide fluctuations in response to factors including the following:

•

actual or anticipated fluctuations in our quarterly operating results;

•

changes in financial estimates by securities research analysts;

•

announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•

addition or departure of key personnel;

•

fluctuations of exchange rates between RMB and the U.S. dollar;

•

intellectual property litigation;

•

general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from the private placement of ordinary shares on September 16, 2010 will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our ordinary shares by the Selling Stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Ordinary Shares have not been quoted or listed for trading on the OTCBB or on any stock exchange.

Holders

Special Note Regarding Consolidation

As mention herein, we intend to effect a 3 for 1 consolidation of our issued and outstanding Ordinary Shares on or before ____________, 2010. The number of issued and outstanding Ordinary Shares below presents pre-consolidation and post consolidation amounts. Outstanding Preferred Shares and stock purchase warrants are not subject to the consolidation.

As the date hereof, we have the following securities issued and outstanding;

- 27,982,749 Ordinary Shares (pre-consolidation)/9,327,583 Ordinary Shares (post-consolidation),

- 244,022.78 Preferred Shares which are convertible into 24,402,278 Ordinary Shares, and

- stock purchase warrants to acquire 2,370,000 Ordinary Shares.

The total number of outstanding Ordinary Shares after giving effect to the conversion of all Preferred Shares and the exercise of all stock purchase warrants is 54,755,027 (pre-consolidation)/36,099,861 Ordinary Shares (post-consolidation). Of the total amount, 1,473,218 Ordinary Shares are covered by this registration statement which includes 253,088 Ordinary Shares and 1,220,130 Ordinary Shares issuable upon conversion of 12,201.3 Preferred Shares.

Rule 144 Shares

None of our issued and outstanding Ordinary Shares are currently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, as amended. In general, under Rule 144 as currently in effect, an affiliate who has beneficially owned shares of a company's common stock for at least six months, provided that the company has been subject to the reporting requirements of the Securities Exchange Act of 1934 for a minimum of 90 days, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.

1% of the number of shares of the company's Ordinary Shares then outstanding which, in our case, will equal approximately 360,998 Ordinary Shares (on a post-consolidation and “as converted basis”); or

2.

the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Non-affiliates who have beneficially owned shares, for a period of at least six months, of a company that has been subject to the reporting requirements of the Securities Exchange Act of 1934 for a minimum ninety (90) days are not subject to the “volume limitations” set under rule 144(e).

Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Non-affiliates who have beneficially owned shares for a period of a year or longer are not subject to the currency of information requirements.

Immediately prior to the business combination transaction with Tsingda Technology, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934). Accordingly, our Ordinary Shares may not be eligible for resale under Rule 144 until May 28, 2011, which is 12 months after filing of our Current Report on Form 8-K disclosing our business combination.

Transfer Agent and Registrant

Our transfer agent is Action Stock Transfer Corp., at the address of 7069 S. Highland Drive, Suite 300, Salt Lake City, Utah 84121. Its telephone number is (801) 272-1088.

Dividend Policy

Since inception, we have not paid any dividends on our ordinary shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our ordinary shares. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our shareholders. The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

SELLING SHAREHOLDERS

We are registering a total of 1,473,218 Ordinary Shares which represents 253,088 Ordinary Shares currently outstanding and 1,220,130 Ordinary Shares issuable upon conversion of 12,201.3 Preferred Shares currently outstanding.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the securities by each of the selling shareholders. Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

NAME OF SHAREHOLDER	SHAREHOLDER ADDRESS	NUMBER OF SHARES OWNED PRE- OFFERING (1)	MAXIMUM NUMBER OF SHARES OFFERED (1)	NUMBER OF SHARES OWNED POST- OFFERING (1)	PERCENT OWNERSHIP POST- OFFERING (2)
Nautilus Global Partners	700 Gemini, Suite 100, Houston, Texas 77058	781,250	39,063	742,187	1.4%
Mid- Ocean Consulting Ltd.	32 Govenors Cay, Nassau, Bahamas	78,125	78,125	0	0
Grant John Maughan	25 Bombala St., Dudley, Newcastle, NSW, Australia 2290	300	300	0	0
Benjamin Kenneth Barker	494 Latrielle St., Brinsmead Cairns 4870, Queensland, Australia	300	300	0	0
Polyanna Wan	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Susan E. Lawrence	22 Harmony Hill Rd., Nassau Bahamas	300	300	0	0
Thomas D. Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	300	300	0	0
Paul D. Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	300	300	0	0
Donna E. Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	300	300	0	0
Alstair Mark Knowles	Corbie Lynn, Camperdown, New Providence, Bahamas	300	300	0	0
Robert Myers	P. O. Box N 1968, Nassau Bahamas	300	300	0	0
Richard Fox	P. O. Box SS-19481, #@ Teach St., Nassau, Bahamas	300	300	0	0
Marlene Patranella Fox	P. O. Box SS-19481, #@ Teach St., Nassau, Bahamas	300	300	0	0
Raymond Todd Forsythe	23 Richmond Ave, P. O. Box FH-14553, Nassau, Bahamas	300	300	0	0
Cameron Carey	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	300	300	0	0
Magdaline Berdanis	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	300	300	0	0
Heather Carey	Box CB-11141, Nassau, Bahamas	300	300	0	0
David William Slatter	1 Clarence St., P. O. Box CR 56766, Suite 360, Nassau Bahamas	300	300	0	0
Steven E. Carey	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	300	300	0	0
Debra P. Carey	3 Harrow Ave., P. O. Box CB 12512, Nassau, Bahamas	300	300	0	0
Joseph G. Carey	Cable Beach, P. O. Box CB 12512, Nassau, Bahamas	300	300	0	0

Phyllis D. Thompson	Sandford Dr., Highland Park, P. O. Box N3559, New Providence,	300	300	0	0
Reginald T. Carey	#33E Murphyville, P. O. Box 19928-SS, Nassau, Bahamas	300	300	0	0
Lorna Denise Kemp	#113 Westridge Estates, P. O. Box CB12511, Nassau, Bahamas	300	300	0	0
Todd Earle Kemp	#113 Westridge Estates, P. O. Box CB12511, Nassau, Bahamas	300	300	0	0
Debra-Lou Carey	4A Grove Lane, Kingston-Upon-Thames, KT1 2SU, U.K.	300	300	0	0
Paula Rigby	Mermaid Blvd. East, P. O. Box CR 54755, Nassau Bahamas	300	300	0	0
Patrice McKinney	Robinson Road, P. O. Box SS 5667, Nassau Bahamas	300	300	0	0
Tiffany K. Deal	Nassau Village, Butler Street, Bahamas	300	300	0	0
Conwill K. Saunders	#8 Berry Avenue, Yamacrow, Bahamas	300	300	0	0
Mary Turner	92 Flamingo Dr., P. O. Box EE-17340, Nassau, Bahamas	300	300	0	0
Melita A. Carey	Pine Yard Road, Off Sea Breeze Lane, P. O. Box EE-17340, Nassau,	300	300	0	0
Helen A. Rolle	811 Meluerne Road, Yellow Elder Gardens, Nassau Bahamas	300	300	0	0
Michael Brindle-Selle	P O. Box N1261, Nassau, Bahamas	300	300	0	0
Julie Brindle-Selle	20 Yorkshire St., Chapman Estates, Bahamas	300	300	0	0
Angela D. Culmer-Saunders	#8 Berry Avenue, Yamacrow, Bahamas	300	300	0	0
Maureen Mahon	Eastern Rd, Nassau, Bahamas	300	300	0	0
Marguerite E. Bain	P. O. Box EE16072, Nassau, Bahamas	300	300	0	0
Marcus W. Moss	18 Kent Ave, Nassau East, Nassau, Bahamas	300	300	0	0
Marcella Bond	P. O. Box N-7776-171, Chelsea Place, Lyford Cay, Nassau, NP	300	300	0	0
Lakeisha D. Brown	Yellow Elder Gardens, Major Road #706, CB-11501	300	300	0	0
Jane Seekings	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Katie Vanessa Roach	P. O. Box N-9046, Nassau, NP, Bahamas	300	300	0	0
Karen Strachen	Golden Isles Road, CR 55859, Nassau Bahamas	300	300	0	0
Gerda J.J. Vandervelde	Warotveld 108, 3020 Herent, Belgium	300	300	0	0
Marie Elise J. Vandervelde	Kammestraat 43, 3071 Kortenberg, Belgium	300	300	0	0
Maria O.F. Marse	Potestraat 29C, 3020 Herent, Belgium	300	300	0	0
Paul Henri Vandervelde	Potestraat 29C, 3020 Herent, Belgium	300	300	0	0
Phillipe Dewez	81 Rue De Binche, 6540 Mont-Saint-Genevieve, Belgium	300	300	0	0
Daniel Lienard	56, Rue Les Tris, 5651 Berzee, Belgium	300	300	0	0
Marguerite Ranwet	56, Rue Les Tris, 5651 Berzee, Belgium	300	300	0	0
Catherine Bocque	18 Rue des Sacrifies, L-8356 Garnich, Luxembourg	300	300	0	0
Koen Lozie	18 Rue des Sacrifies, L-8356 Garnich, Luxembourg	300	300	0	0
Jennifer Silva	20 Vale House, Fairvale Lane, Warwick, Bermuda WK09	300	300	0	0
Valerie I. Weeks	#3 New Park Condomimiums, Unit 8, Rambling Lane, Pembroke	300	300	0	0
Fiona Jane Richardson	32 Governors Cay, Sandyport, Nassau, Bahamas	600	600	0	0
Renate Murdoch-Muirhed	21 Jones Lane, Warick, PG01 Hamilton, HMSX, Bermuda	300	300	0	0
Colin Murdoch-Muirhead	21 Jones Lane, Warick, PG01 Hamilton, HMSX, Bermuda	3,000	3,000	0	0
Katherine Steele	14 Woodside Dr., Paget, Bermuda DU03	300	300	0	0
Caroline Rosser	"Southwest Breaker", 7 Oceanside Rd., Southhampton SB04, Bermuda	300	300	0	0
Robert Rosser	"Beaumont", 18 Westwood Lane, Paget, Bermuda	300	300	0	0
Severin Nicole Gibbons	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Edward Allen Lancer Barnes	3 Phillpotts Hill Drive, Sandys, Bermuda	300	300	0	0
Tina C. Gibbons	8 Grace Lane, Pembroke HM 14, Bermuda	300	300	0	0
Reid Gibbons	8 Grace Lane, Pembroke HM 14, Bermuda	300	300	0	0
Patricia M. Hill	Devon Springs, Apt. #6, 5 Devon Spring Lane, Devonshire FL01	300	300	0	0
Floyd E. Smart	No.2 Cloverdale Close, Devonshire FL01, Bermuda	300	300	0	0
Richard S.L. Pearman	4 Bellevue Lane, Paget, Bermuda PG06	300	300	0	0
Dannise Thompson	#5 Upper Apt., White Gate Lane, Sandy's MA06, Bermuda	300	300	0	0
Richard S. Thompson	17 Shelly Hall, 8 Shelly Hall Drive, Hamilton Parish, Bermuda	300	300	0	0
Roderick Craig Christensen	81 South Road, Warwick WK08, Bermuda	300	300	0	0
Pennie Jean Whitehead	1 Wellman Lane, Warwick WK01, Bermuda	300	300	0	0
Christina Maybury	31 Devonsprings Road, Devonshire, Bermuda DV08	300	300	0	0
Dazarrie Steede	27 Bostock Hill, East PG02, Paget, Bermuda	300	300	0	0
Roy Angelo Furbert	G1 A Cobbs Hill Rd., Paget PG04 Bermuda	300	300	0	0
Dueane Stephen Dill	"CalaLee", #1 Waterloo Lane, St. George, GE03, Bermuda	300	300	0	0
Gwen Haller	6 Cox's Lane, Apt. North, Pembroke HM02, Bermuda	300	300	0	0
Gail E. Murray	La Folie, Rue Du Hamel, Castel, Guernsey, Channel Islands GY5 7QJ	300	300	0	0
Barry Griffiths	13 Peter's Rd., Hamilton Parish CR01, Bermuda	300	300	0	0

Kerry Griffiths	13 Peter's Rd., Hamilton Parish CR01, Bermuda	300	300	0	0
Michael Abbott	Lower Apt. 4 Aerial View Close, Devonshire Parish FL03, Bermuda	300	300	0	0
Neal Turchiaro	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Shelly Abbott	Lower Apt. 4 Aerial View Close, Devonshire Parish FL03, Bermuda	300	300	0	0
David J.K. Macphee	8 Rockaway Point, Condo #7, Southampton, SB02, Bermuda	300	300	0	0
Christopher Cyr	8 Rockaway Point, Condo #7, Southampton, SB02, Bermuda	300	300	0	0
Mark W. Young	1 Mill Point Road, Unit 4, Pembroke, Bermuda HM05	300	300	0	0
Sharlene A. Young	1 Mill Point Road, Unit 4, Pembroke, Bermuda HM05	300	300	0	0
Heather Allison Hames	3 Mill Point Rd., Pembroke, Bermuda HM05	300	300	0	0
Colin G. Hames	3 Mill Point Rd., Pembroke, Bermuda HM05	300	300	0	0
Radi Plamenov Tsanev	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Chris Brown	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Justin Ferguson	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
David Rawson Mackenzie	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Ian Rawson Mackenzie	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Heather Rawson Mackenzie	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Stephen McClure	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Javier Martinez	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Martin Paul Bennett	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Paul Hunt	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Gaston Cerf	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Eduardo Omar Caspani	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Charles Eugene Antione	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Charles Eddwin Mabey	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Andrew Jonathan Broster	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Brenda Jean Phillips	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Jai-Michael Eskerine Phillips	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Erskine Douglas Phillips	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Tivin Tunchiano	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
David Houston	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Susan E. Gibbons	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Ronald Joseph Burke	2A Granaway Heights Rd., Apt #1, Southampton, Bermuda SB04	300	300	0	0
Marsha Gail Burke	2A Granaway Heights Rd., Apt #1, Southampton, Bermuda SB04	300	300	0	0
Kelly Ross	Lower Apt. South, 11 Ord Valley Lane, Warwick WK10, Bermuda	300	300	0	0
Shirley Yap	#2 Tablerock Ave., Pembroke HM04, Bermuda	300	300	0	0
Nancy Morrison	34 Riviera Cres., Apt #10, Southampton, Bermuda SN03	300	300	0	0
Wade A. Morrison	34 Riviera Cres., Apt #10, Southampton, Bermuda SN03	300	300	0	0
Joanna Marie Masters	Stoney View, 17 Cloverdale Road, Devonshire, Bermuda FL01	300	300	0	0
Glen Nicholas Masters	Stoney View, 17 Cloverdale Road, Devonshire, Bermuda FL01	300	300	0	0
Lana Chi Nguyen	22 Cobbs Hill Road, Warwick PG01, Bermuda	300	300	0	0
Jean E. Parker	38 Jenings Bay Road, Southampton, SB04 Bermuda	300	300	0	0
Michelle Sara Christensen	81 South Road, Warwick WK08, Bermuda	300	300	0	0
Kandis Robertson	1 Leacraft Hill Road, Southampton SB03, Bermuda	300	300	0	0
Joel Matthews	1 Leacraft Hill Road, Southampton SB03, Bermuda	300	300	0	0
Julie Herauf	22 Coral Acres Drive, Southampton, Bermuda SB04	300	300	0	0
Mark R. Herauf	22 Coral Acres Drive, Southampton, Bermuda SB04	300	300	0	0
Stephen James McLaughlin	5 Dunscombe Road, Warwick Parish WK10 Bermuda	300	300	0	0
Robert Greg Abernethy	27 Sunrise Blvd., Prospect, Grand Cayman, Caymas Islands	300	300	0	0

Matthew J. R. Grace	#30 Denham Thompson Way, South Sound, Grand Cayman	300	300	0	0
Marc E.O. Morabito	16 GrosvenorCourt, Cavenolish Road, Pembroke HM19, Bermuda	300	300	0	0
Serge Paritzky	309 Route d'Arlon, L-8011 Strassen, Luxembourg	300	300	0	0
Roland Schaefer	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Fernando Casij Pena	Nerine Chambers, P. O. Box 905, Road Town, Tortola, British Virgin	300	300	0	0
Richard Allen Lettington	6 Oleander Square, Devonshire DV 07, Bermuda	300	300	0	0
Julia Ann Kempe	45 Spice Hill Road, Warwick, Bermuda WK 03	300	300	0	0
Senga Tait	3 Appleby Lane, Paget PG05, Bermuda	300	300	0	0
Lisa J. Broomfield	2, Ravensholst, Ivy Farm Lane, Coventry, CV4 7EN, England	300	300	0	0
Rowena Jane Broomfield	6 Pirie Close, Harbury, Leamington SPA, Warks CV33 9JT, England	300	300	0	0
Joan Broomfield	6 Pirie Close, Harbury, Leamington SPA, Warks CV33 9JT, England	300	300	0	0
John William Broomfield	6 Pirie Close, Harbury, Leamington SPA, Warks CV33 9JT, England	300	300	0	0
Charles Henry Bolton	21 Tuckey Grove, Send Marsh, Woking, Surrey, GU23 6JG	300	300	0	0
Barbara Kathlen Bolton	21 Tuckey Grove, Send Marsh, Woking, Surrey, GU23 6JG	300	300	0	0
Sutherland A. Morris	7 Hastings Road, Pembroke HM05 Bermuda	300	300	0	0
Julian Trinder	El Nido, Mainroad, Union Mills, Isle of Man IM4 4AG, British Isles	300	300	0	0
June I. Morris	7 Hastings Road, Pembroke HM05 Bermuda	300	300	0	0
Hamish Charles Quinlan	Unit 10, Reef House, South, Church Street, South Sound, Grand	300	300	0	0
Jenny Kirsten Hutchison	#30 Denham Thompson Way, South Sound, Grand Cayman	300	300	0	0
Philippa Alison Trinder	El Nido, Mainroad, Union Mills, Isle of Man IM4 4AG, British Isles	300	300	0	0
Hilary Elaine Redfern Mullins	1 Rookery Cottage, Chilcomb, Winchester SO21 1HR	300	300	0	0
Douglas John Mullins	1 Rookery Cottage, Chilcomb, Winchester SO21 1HR	300	300	0	0
Peter Wilson	17 Silver Cay Apartments, West Bay St., Nassau, Bahamas	300	300	0	0
Julie Mary Wilson	17 Silver Cay Apartments, West Bay St., Nassau, Bahamas	300	300	0	0
Elizabeth Louise Phillips	19 Anderson Drive, Whitnash, Leamington Spa Works	300	300	0	0
Clifford Unsworth	Eastern Rd, Nassau, Bahamas	300	300	0	0
Paul B. Davis	4 Dosham Close, Camperdown Heights, Nassau, Bahamas	300	300	0	0
Lara Jane Davis	4 Dosham Close, Camperdown Heights, Nassau, Bahamas	300	300	0	0
Jane M. Poveromo	5 Dosham Close, Camperdown Heights, Nassau, Bahamas	300	300	0	0
John Bond	P. O. Box N-7776-171, Chelsea Place, Lyford Cay, Nassau, NP	300	300	0	0
Esther Dodd	Iccle Cottagae, St. John Street, St. Peter Port, Guernsey	300	300	0	0
Alastair G. Long	Merlin's Mock, 7 Stardust Drive, Hamilton Parish, Bermuda CR01	300	300	0	0
Rosemary Long	Merlin's Mock, 7 Stardust Drive, Hamilton Parish, Bermuda CR01	300	300	0	0
Denize Cook	#7 Neco Apartments, P. O. Box N7805, Nassau Bahamas	300	300	0	0
Mark Fondas	Rainbow Road, Nassau Bahamas	300	300	0	0
Michele Louise Cottingham	Cloverdale Apt. 3, 60 South Road, Smiths, Bermuda	300	300	0	0
Christopher Charles Morris	20 Cobbs Hill Road, Warwick PG01 Bermuda	300	300	0	0
Michelle Annette Lawrence	"Chelmsford", 55 Pitts Bay Road, Hamilton HM06 Bermuda	300	300	0	0
Alison Margaret Harvey	63 South Road, Smiths FL06, Bermuda	300	300	0	0
Michael James Harvey	63 South Road, Smiths FL06, Bermuda	300	300	0	0
Patricia A. Alderson	4 Hutton Way, Belle Vue South, Charlisle CA2 7TA, Cumbria,	300	300	0	0
Antoinette M. Backhouse	Moulin Huet House, St. Martin, Guernsey	300	300	0	0
Christian H. H. Backhouse	59 Cairnwood, Heads Nook, Brampton, CA8 9A4	300	300	0	0
Edwin H. Backhouse	5 Cairn Wood, Heads Nook, Brampton, CA8 9A4	300	300	0	0
Judith Backhouse	59 Cairnwood, Heads Nook, Brampton, CA8 9A4	300	300	0	0
Karen L. Backhouse	Wesley Manse, 10 Wordsworth Street, Penrith Cumbria CA11 7Q4	300	300	0	0
Margaret Backhouse	119 Dalston Road, Carlisle, Cumbria CA2 5PL	300	300	0	0
Mark A. Backhouse	Wesley Manse, 10 Wordsworth Street, Penrith Cumbria CA11 7Q4	300	300	0	0
Patricia M. Backhouse	5 Cairn Wood, Heads Nook, Brampton, CA8 9A4	300	300	0	0
Paul G. Backhouse	Moulin Huet House, St. Martin, Guernsey	300	300	0	0
Timothy S Backhouse	Kiama, Miltonduff, Elgin, Moray, IV30 8TL, UK	300	300	0	0
David P. Bartlett	Cienfuegos, Rue Cevecq, St. Saviour, Guernsey, GY7 9TF	300	300	0	0
Rachael C. Bartlett	Cienfuegos, Rue Cevecq, St. Saviour, Guernsey, GY7 9TF	300	300	0	0
Antoinette Baxter	3 Ledcamerouch Park, Dearsden, Glasgow, G61 4AT	300	300	0	0

Charles Baxter	39 Finlay Rise, Milngavie, Glasgow, G62 6QL	300	300	0	0
Geraldine Baxter	53D Montrose Drive, Bearsden, Glasgow, G61 3JY	300	300	0	0
Paul Baxter	10 Telford Court, Old College Rd., Newbury, RG14 1TF	300	300	0	0
Catherine J. Belcher	Le Hurel House, Le Vallon, St. Martins, Guernsey 9Y4 6DG	300	300	0	0
Martin C. Belcher	Le Hurel House, Le Vallon, St. Martins, Guernsey 9Y4 6DG	300	300	0	0
Sarah L. Bertrand	La Rocquette, Rue Du Manor Forest, Hernsey GY8 OHZ	300	300	0	0
Wayne G Bertrand	La Rocquette, Rue Du Manor Forest, Hernsey GY8 OHZ	300	300	0	0
John N. Bishop	Clovelly, Rue Robin, Bordeaux, Guernsey, GY3 5ND	300	300	0	0
Nicola L. Bishop	Clovelly, Rue Robin, Bordeaux, Guernsey, GY3 5ND	300	300	0	0
Linda C. Budge	3 clos Des Chgnes, La Couturg, St. Pates Port Guernsey, Channel	300	300	0	0
Robert Childs	52 Warwick Ave, Port Soif, Guernsey	300	300	0	0
A. Henry G. Dick-Cleland	Sand Dollar, 16 Les Grans\ds Loriers, Vale, Guernsey	300	300	0	0
Karen L. Dick-Cleland	Sand Dollar, 16 Les Grans\ds Loriers, Vale, Guernsey	300	300	0	0
Kerry A. Fell	Les Rondiaux, La Rue Des Rondiaux, St. Pierre-Du-Bois, Guernsey	300	300	0	0
Stephen A. Fell	Les Rondiaux, La Rue Des Rondiaux, St. Pierre-Du-Bois, Guernsey	300	300	0	0
Cleone E. Ferris	Curlew Cottage, Le Chateau Clos, Route de la Lague, St. Pierre du	300	300	0	0
Nicholas P. Ferris	Les Pins, Route De Cobo, Castel, Guernsey	300	300	0	0
Nicola O. Ferris	Les Pins, Route De Cobo, Castel, Guernsey	300	300	0	0
Peter E. L. Ferris	Curlew Cottage, Le Chateau Clos, Route de la Lague, St. Pierre du	300	300	0	0
Claire Y. Gaffney	71A Tanfield Grove, Old Bilton Orange, Hull HU9 4PP	300	300	0	0
Emma L. Gavet	Winduane Cottage, Vale Mill, Vale, Guernsey UK	300	300	0	0
Alison C. Gavey	Kerminy, Le Chene D'Mont, Forest, Guernsey GY8 0AL	300	300	0	0
David J. Gavey	Kerminy, Le Chene D'Mont, Forest, Guernsey GY8 0AL	300	300	0	0
Alva I. Gee	Les Cambrettes, Delisle Castel, Guernsey GY5 7JW	300	300	0	0
Ian B. Gee	Eventai, Oakmore Drive, St. Martins, Guernsey GY4 6DZ	300	300	0	0
Sandra Gee	Eventai, Oakmore Drive, St. Martins, Guernsey GY4 6DZ	300	300	0	0
Graham E. Hindle	Les Martins Farm, Les Martins, St. Martin's, Guernsey GY4 6QJ	300	300	0	0
Susan P. Hindle	Les Martins Farm, Les Martins, St. Martin's, Guernsey GY4 6QJ	300	300	0	0
Dianne Huddlestone	La Breiquette, Le Chemin De La Breiquette, St. Ouen, Jersey JE3 2FF	300	300	0	0
Paul Huddlestone	La Breiquette, Le Chemin De La Breiquette, St. Ouen, Jersey JE3 2FF	300	300	0	0
Benn M. Hunter	Flat 1, 22 Third Ave., Hove, East Sussex BN3 2PD	300	300	0	0
Lynda T. Hunter	Flat 1, 22 Third Ave., Hove, East Sussex BN3 2PD	300	300	0	0
Albert Howard Jackson	Courtil Heweril, Chgmin Du Roi, Forest Guernsey, Channel Islands	300	300	0	0
Caroline A. Jackson	Otterbourne, Ru Planel, Turteval, Guernsey	300	300	0	0
Elizabeth M. Jackson	Courtil Heweril, Chgmin Du Roi, Forest Guernsey, Channel Islands	300	300	0	0
Nicholas H. Jackson	Otterbourne, Ru Planel, Turteval, Guernsey	300	300	0	0
Jeannine F. Jenkins	Cherry Cottage, Rue De La Cache, St. Andrews, Guernsey GY6 8TM	300	300	0	0
Nicholas V. Jenkins	Cherry Cottage, Rue De La Cache, St. Andrews, Guernsey GY6 8TM	300	300	0	0
John P. Jordan	Kiama, Miltonduff, Elgin, Moray, IV30 8TL, UK	300	300	0	0
Owen M. Keenan	La Forge, Rue Covins, Catel, Guernsey	300	300	0	0
Susan A. Keenan	La Forge, Rue Covins, Catel, Guernsey	300	300	0	0
Roderick G. Keiller	Lancroft, Reuge Mills Avenue, St. Peter Port, Guernsey	300	300	0	0
Anthony L. Krinks	45 The Broadway, Thorpe Bay, Essex SS1 3H9	300	300	0	0
Geraldine V. Krinks	45 The Broadway, Thorpe Bay, Essex SS1 3H9	300	300	0	0
Alfred C. W. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	300	300	0	0
Christine E. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	300	300	0	0
Marc S. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	300	300	0	0
Nicola J. Laine	Les Corbinets, Palloterie Rd., St. Peters, Guernsey GY7 9BD	300	300	0	0
David A. Larkin	Alaska Clos DG Gibandbrig, St. Peter Port, Guernsey GY1 1XQ	300	300	0	0
Christopher J. Le Tissier	Winduane Cottage, Vale Mill, Vale, Guernsey UK	300	300	0	0
Peter Lynch	53D Montrose Drive, Bearsden, Glasgow, G61 3JY	300	300	0	0

E. Tony Manning	Apt 42, Charlotte MG Mills, St. Peter Port, Guernsey GY1 1DR	300	300	0	0
Kim J. Martin	Le Catillon, Rue Du Catillon, St. Peters, Guernsey GY7 9HG	300	300	0	0
Paul D. Martin	Le Catillon, Rue Du Catillon, St. Peters, Guernsey GY7 9HG	300	300	0	0
Therese P. Martin	Kimberly, Pleinmont Road, Torteval, Guernsey GY8 0LX	300	300	0	0
Rebecca Louise Massey	2 Golf Course, Nassau, Bahamas	300	300	0	0
Fiona Jackson	Beaufort, La Rocque Poisson, St. Peters, Guernsey GY7 9LF	300	300	0	0
Emma Blackhouse	Beaufort, La Rocque Poisson, St. Peters, Guernsey GY7 9LF	300	300	0	0
Anthony R. Nutbrown	4 Hutton Way, Belle Vue South, Charlisle CA2 7TA, Cumbria,	300	300	0	0
Christopher A. Oliver	Holly Lodge, Forest Road, St. Martin, Guernsey GY4 6UB	300	300	0	0
Lawrence Pape	10 Brookside Place, Carlisle, CA2 7JW	300	300	0	0
Patricia Pape	10 Brookside Place, Carlisle, CA2 7JW	300	300	0	0
Caroline Patterson	2 Le Frene, Ville Au Roi St., Peter Port, Guernsey	300	300	0	0
Matthew Patterson	2 Le Frene, Ville Au Roi St., Peter Port, Guernsey	300	300	0	0
John H. Petit	Peremi, Houmet Du Nord, Vale, Guernsey GY6 8JL	300	300	0	0
Lynette Le Q. Petit	Maple House, LA, Marette Court, Rue De Farras, Forest, Guernsey	300	300	0	0
Martin Petite	Maple House, LA, Marette Court, Rue De Farras, Forest, Guernsey	300	300	0	0
David Paul Redhead	L'Ecurie, Rue Des Caches, St. Saviours, Guernsey GY7 9TJ	300	300	0	0
Lucette Redhead	L'Ecurie, Rue Des Caches, St. Saviours, Guernsey GY7 9TJ	300	300	0	0
Helen Robinson	Flat C, 1 De Beauvior Terrace, Les Gravees, St. Peter Port, Guernsey	300	300	0	0
Paul Robinson	Flat C, 1 De Beauvior Terrace, Les Gravees, St. Peter Port, Guernsey	300	300	0	0
Dawn Scholes	Rugenpark, Rue Des Fracais, Vale, Guernsey GY3 5N	300	300	0	0
Raymond Scholes	Rugenpark, Rue Des Fracais, Vale, Guernsey GY3 5N	300	300	0	0
Christopher N. Shaw	176 Godley Road, London, SW18 3HE, UK	300	300	0	0
Jason de B Sherwill	La Maison De Bas, Rue Des Truchots, St. Andrew, Guernsey GY6	300	300	0	0
Maxine L. Sherwill	La Maison De Bas, Rue Des Truchots, St. Andrew, Guernsey GY6	300	300	0	0
Graham Thoume	Les Mezieres, Rue Du Friquet, Castel, Guernsey GY5 7SU	300	300	0	0
Karen Thoume	Les Mezieres, Rue Du Friquet, Castel, Guernsey GY5 7SU	300	300	0	0
Barry Tough	28 Bas Courtil, St. Saviours, Guernsey	300	300	0	0
Eileen R. Tough	28 Bas Courtil, St. Saviours, Guernsey	300	300	0	0
Jonathon E. Turner	9 Windsor Drive, Penrith, Cumbria, CA11 9BS	300	300	0	0
Suzanne D. M. Turner	9 Windsor Drive, Penrith, Cumbria, CA11 9BS	300	300	0	0
David Walker	Le Juge Vent, Clos Guilmine, Delancey Lane, St. Sampson, Guernsey	300	300	0	0
Richard J. Walker	Casuarina, 6 La Maison De Arbres, St., Martins, Guernsey	300	300	0	0
Christine Wilson	19 Grinsdale Avenue, Carlisle, CA2 7LK	300	300	0	0
Christopher John Murray	Le Folie, Rue Du Hamel, Castel, Guernsey, Channel Islands GY5 7QJ	300	300	0	0
David R. Arch	51 Melody Lane, George Town, Grand Cayman,Cayman Islands	300	300	0	0
Katherine Arch	51 Melody Lane, George Town, Grand Cayman,Cayman Islands	300	300	0	0
Florence Parsons	50 Henning Lane, West Bay, Grand Cayman, Cayman Islands	300	300	0	0
Janet V. Hebbes	34 Bayview Ave., Toronto, Ontario, Canada M5J 1Z4	300	300	0	0
Colleen S. Bleasdell	22 Knightsbridge Rd., Scarborough, Ontario, Canada M1L 2B2	300	300	0	0
Victor George Kobina Dei	50 Lord Roberts Dr., Scarborough, Toronto, Ontario, Canada M1K	300	300	0	0
Elizabeth Roeder	605 Burning Bush Rd., Waterloo, Ontario, Canada N2V 2A4	300	300	0	0
Charles Ryan Corrigan	26 Aberdeen Rd., Kitchener, Ontario, Canada N2M 2Y5	300	300	0	0
Teresa Misue Corrigan	26 Aberdeen Rd., Kitchener, Ontario, Canada N2M 2Y5	300	300	0	0
Charles J. Corrigan	26 Aberdeen Rd., Kitchener, Ontario, Canada N2M 2Y5	300	300	0	0
Diane L. Strype	114 Hearth Cres., Kitchener, Ontario, Canada N2M 1G9	300	300	0	0
Richard B. Strype	114 Hearth Cres., Kitchener, Ontario, Canada N2M 1G9	300	300	0	0
Brian D. Malott	53 Trailview Dr., Kitchener, Ontario, N2N 1P7, Canada	300	300	0	0
Michael M. Malott	53 Trailview Dr., Kitchener, Ontario, N2N 1P7, Canada	300	300	0	0

Erin Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	300	300	0	0
Tara Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	300	300	0	0
Nadica A. Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	300	300	0	0
Ron Millman	1577 Bayview Ave., Toronto, Ontario, Canada M4G 3B5	300	300	0	0
James W. Sloan	625 Glasgow St., Kitchener, Ontario, Canada N2M 2N6	300	300	0	0
Toshiyuki Sakamoto	18 Glen Davis Crescent, Toronto, Canada M4E 1X5	300	300	0	0
Steven John Clow	127 Valhalla Crescent NW, Calgary, Alberta, Canada T3A 1Z7	300	300	0	0
Jennifer Elizabeth Jean Pyatt	127 Valhalla Crescent NW, Calgary, Alberta, Canada T3A 1Z7	300	300	0	0
John B. R. Stoddart	90 Glenview Ave., Ottawa, Ontario, Canada K1S 1M3	300	300	0	0
Trudi Johnston	32 Lakeridge Dr., Toronto, Ontario, Canada M1C 5C2	300	300	0	0
David Schultz	4185 Shipp Dr., #1215, Mississauga, Ontario, Canada L4Z 2Y8	300	300	0	0
William Matthew Pyatt	127 Valhalla Crescent NW, Calgary, Alberta, Canada T3A 1Z7	300	300	0	0
Jackie Gardner	3-66B Wellesley St., East, Toronto, Ontario, Canada M4Y 1G2	300	300	0	0
Yolanda Pandolfo	14070 Yonge St., Aurora, Ontario, Canada L4G 3G8	300	300	0	0
John Baker	137 Royal Orchard Blvd., Thornhill, Ontario, Canada L3T 3E1	300	300	0	0
John A. Macfadyen	110 Beatrice St., Toronto, Ontario, Canada M6J 2T3	300	300	0	0
Gloria June Taylor	185 McMurchy Ave. South, Brampton, Ontario, Canada L6Y 1Z2	300	300	0	0
Mohamad H. Khorshid	54 Av. Puvis de Chavanes, 92400 Courbevoie - France	300	300	0	0
Sheila Brennan	48 rue de Vaugirard, 75006 Paris France	300	300	0	0
Patricia Lurie	72, rue Maurice Rinpoche, 75014 Paris, France	300	300	0	0
Peter Hartmuth	Reef House, 10/South Church Street, South Sound, Grand Cayman, Cayman Islads	300	300	0	0
Joanne Hopper Houston	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Garry M. Markham	#7 Neco Apartments, P. O. Box N7805, Nassau Bahamas	300	300	0	0
Craig Steven Massey	2 Golf Course, Nassau, Bahamas	300	300	0	0
Margaret Sandrin	36, Rue de Picpus, 75012, Paris, France	300	300	0	0
Norman G. Long	Merlin's Mock, 7 Stardust Drive, Hamilton Parish, Bermuda CR01	300	300	0	0
Vanessa J. Cooper	7 Stardust Drive, Hamilton Parish, Bermuda CR01	300	300	0	0
Simon Michael Burroughs	26 Crome Park, Wanstead, London E11 2DL, U.K.	300	300	0	0
Joyce Gawne	Keristan House, Port Soderick, Isle of Man 1M4 1BJ	300	300	0	0
Allen Gawne	Keristan House, Port Soderick, Isle of Man 1M4 1BJ	300	300	0	0
Scott A. Christian	8 Horseshce Ave., Ashbourne Park, Douglas, Isle of Man 1M2 1Q5	300	300	0	0
Joanne C. Christian	8 Horseshce Ave., Ashbourne Park, Douglas, Isle of Man 1M2 1Q5	300	300	0	0
William Darren Redford	5 The Falls, Tromode Rd., Douglas, Isle of Man 1M4 4PZ	300	300	0	0
Sarah Rachel Horrox	5 The Falls, Tromode Rd., Douglas, Isle of Man 1M4 4PZ	300	300	0	0
David Thomas Alderdice	19 Redkiln Road, Crawl, Hamilton Parish, Bermuda CR02	300	300	0	0
Donna Cousins	Columbia House, 32 Reid Street, Hamilton, Bermuda	300	300	0	0
Molloy Stuart	93, Rrue de Seine, 75006 Paris, France	300	300	0	0
Una McBride	170 Roehampton Ave., Apt. 606, Toronto, Ontario, Canada M4P 1R2	300	300	0	0
Neil Dignam	1 Thorncliffe St., Kitchener, Ontario, Canada N2N 1Z3	300	300	0	0
Shea T. Richardson	304-49 Glen Elm Ave., Toronto, Ontario, Canada M4T 1V2	300	300	0	0
William R Pyatt	138 Abbott Blvd., Cobourg, Ontario, Canada K9A 4E7	300	300	0	0
Li Xiaojian(3)	No.201 Unit5, Building 19，Qixingyuan, Shijingshan District, Beijing,100040	366,034	18,302	347,732	*
Zhan Hongchun(3)	No.29, Building 8, No.16, Yuantian Road, Jinshui District, Zhengzhou, Henan, 450000	244,023	12,210	231,813	*
Xie Lingbin(3)	Room1205,No.153,Dongping Erli, Siming District, Xiamen, Fujian, 361004	244,023	12,210	231,813	*
Feng Chengxiang(3)	No.7,Qiaosizhen South Street, Yuhang district, Hangzhou, Zhejiang, 361000	73,207	3,660	69,547	*
Wealth Index Capital Group LLC(3)(4)	Room1603,Unit15,Building3, Xinshijie Center Apartment, Chongwen Menwai,Beijing,100062	1,255,741	62,787	1,192,954	2.3%
Zhang Wei(3)	7C,Building1, Jinrong Jidi,No.8 Kefa Road, Nanshan District, Shenzhen, Guangdong, 518048	1,837,492	91,875	1,745,617	3.3%
Dong Hanbin(3)	Room501, Unit2, Building17, Jindu Xincheng, Xihu District, Hangzhou, Zhejiang,310000	1,169,357	58,468	1,110,889	2.1%
Jiang Zhongchen(3)	Room801, No.16, Lane158, Damuqiao Road, Xuhui District, Shanghai, 200032	1,169,357	58,468	1,110,889	2.1%

Lin Huayu(3)	Room401, No.16, Yangtaishan Road, Siming District, Xiamen, Fujian, 361000	1,895,569	94,778	1,800,791	3.3%
Shen Jing(3)	Room1603,Unit15,Building3, Xinshijie Center Apartment, Chongwen Menwai,Beijing,100062	417,767	20,888	396,879	*
Li Li(3)	No.12,Unit5,Building 7, Yuetan North Street, Xicheng District, Beijing, 100045	55,149	2,757	52,402	*
Yu Sheng(3)	No.620, Zhongshan West Road, Changning District, Shanghai,200051	1,811,625	90,581	1,721,044	3.3%
Yang Fanbin(3)	No.16, Xinde Road, Siming District, Xiamen,Fujian, 361001	1,342,125	67,106	1,275,023	2.3%
Ye Jiabo(3)	Room401,No.63,Huguang Road, Siming District, Xiamen, Fujia, 361001	1,098,103	54,905	1,043,197	2%
Tsing Da Century Education Technology Co.,Ltd(3)(5)	Room1803, Building13, Court58, Qingta West Road, Fengtai District, Beijing,100071	11,422,706	571,135	10,851,570	20.7%

* less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has ownership of and voting power and investment power with respect to our Ordinary Shares or Preferred Shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)

Represents total ownership with respect to all of our Ordinary Shares and Preferred Shares, as a single class and on an “as converted” basis, but does not give effect to our proposed 3 for 1 consolidation of our Ordinary Shares. As of the date hereof, there are 27,982,749 Ordinary Shares outstanding and 244,022.78 Preferred Shares outstanding. Each preferred share is convertible into 100 ordinary shares (subject to customary adjustments for stock splits, combinations, or equity dividends on Ordinary Shares). On an “as converted basis,” there are 52,385,027 Ordinary Shares outstanding.

(3)

The reporting person is the owner of our Preferred Shares. Each Preferred Share is convertible into 100 ordinary shares (subject to customary adjustments for stock splits, combinations, or equity dividends on Ordinary Shares). The share amounts for each such person are on an “as converted basis.” The Preferred Shares were received by each such person in connection with the reverse acquisition agreement with Tsingda Technology.

(4)

Mr. Huang Shan Chun has voting and dispositive control over the securities of this person.

(5)

Mr. Zhang, our Chairman and President, and Mr. Liu, our Executive Vice President and Director, own 81.718% and 18.282%, respectively, of outstanding securities of this entity, and both are officers and directors of this entity.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share; and

•

a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Ordinary Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling shareholders who are affiliates of broker-dealers, that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling shareholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Shareholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the Ordinary Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We agreed with certain of the selling shareholders to pay the fees and expenses incurred by us incident to the registration of the shares and to indemnify them against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We also have agreed with certain of the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of their shares covered by this prospectus have been sold of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act without volume or manner of sale restrictions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General.

The following discussion and analysis of the results of operations and financial condition of the Company for the three month and six month periods ended June 30, 2010 and 2009, respectively, and for the fiscal years ended December 31, 2009 and 2008, respectively, should be read in conjunction with the notes to the financial statements that are included elsewhere herein. The consolidated financial statements presented herein (and to which this discussion relates) reflect the results of operations of Tsingda Technology (as defined below) and its variable interest entities, for the three and six month periods ended June 30, 2010 and 2009 and reflect the acquisition of the Company pursuant to the Share Exchange Agreement (as defined below) under the purchase method of accounting. Subsequent to May 24, 2010, the operations of the Company reflected the combined operations of the Company (including Tsingda Education and Tsingda Network). Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this quarterly report, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

COMPANY OVERVIEW

On May 24, 2010, Compass Acquisition Corporation and its controlling shareholders entered into a share exchange agreement (“Share Exchange Agreement”) with Tsing Da Century Education Technology Co. Ltd., a British Virgin Islands business company (“Tsingda Technology”), and its shareholders.

Tsingda Technology owns 100% of the issued and outstanding capital stock of Beijing Tsingda Century Management Consulting Ltd. (“Tsingda Management”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”). On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Beijing Tsingda Century Investment Consultant of Education Co. Ltd (“Tsingda Education”), a company incorporated under the laws of the PRC, and its shareholders, in which Tsingda Management effectively assumed management of the business activities of Tsingda Education. Beijing Tsingda Century Network Technology Co. Ltd., a PRC company, is a wholly owned subsidiary of Tsingda Education. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Proxy Agreement, and Option Agreement, through which Tsingda Management has the right to advise, consult, manage and operate Tsingda Education for a quarterly fee in the amount of 100% of Tsingda Education’s quarterly, after tax net profits. Additionally, Tsingda Education’s Shareholders have pledged their rights, titles and equity interest in Tsingda Education as security for Tsingda Management to collect consulting and services fees provided to Tsingda Management through an Equity Pledge Agreement. In order to further reinforce Tsingda Management’s rights to control and operate Tsingda Education, Tsingda Education’s shareholders have granted Tsingda Management the exclusive right and option to acquire all of their equity interests in Tsingda Education through an Option Agreement.

As all of the companies are under common control, this has been accounted for as a reorganization of entities and the financial statements have been prepared as if the reorganization had occurred retroactively. The Company has consolidated Tsingda Education’s operating results, assets and liabilities within its financial statements.

Tsingda Education, with its subsidiary Tsingda Network, is a leading offline and online provider of educational services in the PRC. It has established the largest chain of education centers in the PRC, known as “Tsingda Learning Centers.” These offline educational centers principally target elementary students and consist mainly of franchised locations. As of June 30, 2010, it has approximately 2,025 learning centers nationwide. It also has developed a robust, interactive educational platform which allows students to search and subscribe to virtual classrooms offered by a wide range of teachers in the PRC.

Our financial statements are prepared in US Dollars and in accordance with accounting principles generally accepted in the United States. See "Critical Accounting Policies - Foreign Currency Translation" below for information concerning the exchange rates at the Renminbi ("RMB") were translated into US Dollars ("USD") at various pertinent dates and for pertinent periods.

Results of Operations (Unaudited) for the Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

The following table sets forth key components of the results of operations for the six month periods ended June 30, 2010 and 2009. The discussion following the table addresses these results.

	June 30, 2010	June 30, 2009
Revenue	$9,467,108	$7,885,733
Expenses
Selling	2,352,894	2,379,155
General and administrative	2,000,008	1,836,908
	4,352,902	4,216,063
Operating Income	5,114,206	3,669,670
Other Income (Expenses)
Other income	101,361	18,402
Interest expense	(885)	-
Total other income (expense)	100,476	18,402
Income Before Income Taxes	5,214,682	3,688,072
Provision for Income Taxes	784,775	565,030
Net Income	4,429,907	3,123,042
Other Comprehensive Income	129,714	9,543
Total Comprehensive Income	$4,559,621	$3,132,585

Revenues. For the six months ended June 30, 2010, we had revenues of $9,467,108 as compared to revenues of $7,885,733 for the six months ended June 30, 2009, an increase of approximately 20%. This strong growth during the 2010 period is due to an increase in the number of franchise locations for the company’s offline business along with continued growth of its online learning platform. As of June 30, 2010, we had 2,025 franchise locations and three company owned locations compared with 1,392 franchise locations and no company owned locations as of June 30, 2009. In addition, our online revenues increased to $1,202,941 in the current six month period from $478,032 for the comparable six month period in 2009. We launched our online virtual classroom platform in September 2008.

Expenses. For the six months ended June 30, 2010, we had expenses which are comprised of selling and general and administrative expenses of $4,352,902, as compared to expenses of $4,216,063 for the six months ended June 30, 2009, an increase of approximately 3%.

Selling expenses include salaries of sales department and company owned learning centers, advertising, printing and conferences. For the six months ended June 30, 2010, we had selling expenses of $2,352,894 as compared to $2,379,155 for the comparable period of the prior year, a decrease of 1% from the prior period. Key components of selling expenses for the six month periods ended June 30, 2010 and 2009 were:

	2010	2009
Salaries and wages	$214,235	$410,468
Advertising	961,744	1,142,534
Printing	242,292	226,725
Conferences	275,651	266,468
Telecommunications	122,069	5,142

Salaries and wages decreased by 91.38% during the current six month period compared with the six month period from the prior year. Beginning in the third quarter of 2009 and continuing through the fourth quarter of 2009, we began a performance review policy of our franchise sales department pursuant to which we terminated approximately half of our then existing sales force. Commencing in the second quarter of 2010, we began to recruit and hire new sales personnel.

-Advertising expense decreased approximately 16% for the current six month period compared with the six month period from the prior year. As mentioned above, we increased our advertising efforts for the most recent three month period ended June 30, 2010 compared with the three month period ended June 30, 2009. Despite these efforts, the decrease for the comparable six month periods is due to a marketing push for new franchisees which occurred in the first quarter of 2009 that was not matched during the same period in 2010.

-Conferences expenses increased by 3.45% for the current six month period compared with the six month period from the prior year. During the current quarter, we increased the number of nationwide conferences compared with the prior period consistent with our increased efforts to attract new franchisees.

-Telecommunications expenses increased by 2274% for the current six month period compared with the six month period from the prior year. These expenses reflect our recent efforts to increase customer service support at the franchisee level along our telephone marketing efforts to attract new franchisees.

General and administrative expenses include rent, salaries, insurance, training, and related expenses. For the six months ended June 30, 2010, we had general and administrative expenses of $2,000,008 as compared to $1,836,908 in the comparable period of the prior year. General and administrative expenses for six month periods ended June 30, 2010 and 2009 were:

	2010	2009
Salaries and wages	$201,424	$410,983
Rent	146,568	257,761
Depreciation and amortization	897,578	369,016
Sales Tax	486,660	366,064

- Salaries and wages decreased approximately 51% for the 2010 period from the comparable 2009 period. During the second half of 2008, we contracted teachers nationwide to assist in the development of the synchronization of our online courses with various nationwide textbook editions. The synchronization was generally completed in the second quarter of 2010. Prior to that date, we gradually terminated the entire contracted team of teachers. The decrease in salaries and wages for the current period reflects the termination of these contracted teachers.

- Depreciation and amortization increased approximately 143% for the 2010 period from the comparable 2009 period. The decrease in rent reflects the cessation of office lease arrangements coincident with the termination of employment,

- Depreciation and amortization increased by 143% for the 2010 period from the comparable 2009 period. The increase for the current period reflects the amortization of increased intangible assets consisting of newly developed online software.

- Sales tax increased by 32.94% for the 2010 period from the comparable 2009 period. The increase in sales tax reflects the growth in sales for same period. The increase in sales tax partially reflects the growth in sales. The obligation for sales taxes occurs at the time sales are billed, whereas the recognition of sales for financial statement purposes occurs as services are provided. This difference in timing has resulted in changes in sales tax expense occurring at a different rate than the rate of change in sales.

Other Income. Other income for the six months ended June 30, 2010 was $101,476 compared with $18,402 for the comparable period from the prior year, which represents an increase of 451%. The change in other income was due to an increase in interest income.

Income Before Taxes. Income before taxes for the six months ended June 30, 2010 was $5,214,682 compared with $3,688,072 for the comparable period of the prior year, which represents and increase of 41%.

Provision for Income Tax. For the six months ended June 30, 2010, we had a provision for income tax of $784,775 compared with $565,030 in the comparable period of the prior year. The increase in tax provision is commensurate with the increase in operating income.

Net Income. For the reasons discussed above, we had net income in the six month ended June 30, 2010 of $4,429,907 compared with $3,123,042 in the prior six month period, an increase of 42%.

Other Comprehensive Income. We had other comprehensive income of $129,714 and $9,543, respectively, in the six months ended June 30, 2010 and June 30, 2009.

Total Comprehensive Income. We had total comprehensive income of $4,559,621 and $3,132,585 for the six months ended June 30, 2010 and June 30, 2009, respectively, representing an increase of 45.6%.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2010, we had working capital of $12,625,380 compared with working capital of $7,951,103 as of December 31, 2009.

Changes in our working capital are summarized as follows:

	June 30, 2010	December 31, 2009
	(unaudited)	(audited)

Total current assets	$17,375,085	$11,671,996
Total current liabilities	4,761,056	3,732,244
Working Capital	$12,614,029	$7,939,752

The increase in working capital of $4,685,194 as of June 30, 2010 from December 31, 2009 is primarily attributable to a net increase in cash of $4,612,841, an increase in advances to suppliers of $2,838,565, partially offset by an increase in taxes payable of $1,199,330 and a decrease in other accounts receivable of $1,836,830. Our cash increased as of June 30, 2010 from the year end period due to the surge of net profits. Our account receivables mainly result from fees of new franchisees.

Our primary uses of cash have been for selling and marketing expenses and employee compensation. The main sources of cash have been from revenues from franchisees and from our company owned locations.

The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•

An increase in working capital requirements to finance the growth of our company owned locations,

•

Addition of administrative and marketing personnel as the business grows,

•

Increases in advertising, public relations and sales promotions for its franchising efforts into new or existing markets,

•

Software development and the purchase of servers commensurate with student population growth, and

•

The cost of being a public company and the continued increase in costs due to governmental compliance activities.

The Company currently generates its cash flow through operations which it believes will be sufficient to sustain the current level of operations for at least the next twelve months.

Cash flows from Company's operations are calculated based upon the local currencies using the average translation rate. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

The following summarizes the key components of the Company’s cash flows for the six months ended June 30, 2010 and 2009:

	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$5,140,540	$277,960
Net cash consumed by investing activities	(526,514)	(2,056,673)
Net cash consumed by financing activities	-	(131,517)
Effect on cash of foreign exchange rates	241	3,616
Net change in cash	4,614,267	(1,906,614)
Cash Balance (Beginning of Period)	457,219	2,314,262
Cash Balance (End of Period)	$5,071,486	$407,648

The net cash provided by operating activities for the six months ended June 30, 2010 was $5,140,540, compared with $277,960 for the six months ended June 30, 2009. The difference of $4,862,580 is due to the increase in net profits during the six months ended June 30, 2010.

The net cash consumed by investing activities for six month ended June 30, 2010 was $(526,514), compared with $(2,056,673) for the six months ended June 30, 2009. The difference of $1,530,159 is primarily due to short term loans made to our agents.

The net cash consumed by financing activities for the six months ended June 30, 2010 was $0, compared with $(131,517) for the six months ended June 30, 2009.

The effect on cash of exchange rates was a gain of $241 for the six months ended June 30, 2010, compared with $3,616 for the six months ended June 30, 2009.

The difference between the closing balance of cash and cash equivalents for the six months ended June 30, 2010 and 2009 is due to the reasons mentioned above.

Results of Operations (Audited) for the Year ended December 31, 2009 Compared to the Year ended December 31, 2008

The following table sets forth key components of the Company’s results of operations for the periods indicated in dollars. The discussion following the table addresses these results.

	December 31, 2009	December 31, 2008
Revenue	$14,650,863	$7,301,733

Expenses
Selling	3,875,405	1,511,838
General and administrative	3,716,663	1,753,357
	7,592,068	3,265,195

Operating Income	7,058,795	4,036,538

Income Before Income Taxes	7,120,130	4,001,207

Provision for Income Taxes:
Current	989,925	1,090,448
Deferred	78,095	62,938
Total income taxes	1,068,020	1,153,386

Net Income	6,052,110	2,847,821

Other Comprehensive Income (Loss)	(40,113)	265,587
Total Comprehensive Income	$6,011,997	$3,113,408

Revenues. For the year ended December 31, 2009, we had revenues of $14,650,863, as compared to revenues of $7,301,733 for the year ended December 31, 2008, an increase of approximately 101%. The increase is due to growth of our offline teaching centers.

Expenses. For the year ended December 31, 2009, we had expenses which are comprised of selling and general and administrative expenses of $7,592,068, as compared to expenses of $3,265,195 for the year ended December 31, 2008, an increase of approximately 133%.

General and administrative expenses include rent, corporate salaries, and related expenses. For the year ended December 31, 2009, we had general and administrative expenses of $3,716,663 as compared to $1,753,357 for the prior year. The increase of approximately 113% in general and administrative expenses is due principally to the hiring of additional personnel to meet the company’s business growth.

Operating Income. Operating income for the year ended December 31, 2009 was $7,058,795 compared with $4,036,538 for the prior annual period, which represents an increase of 74.9%.

Income Tax. For the 2009 annual period, we had total income tax of $1,068,020 compared with $1,153,386 for the prior annual period. Despite the significant increase in revenues for the 2009 period, income tax was relatively flat for the 2009 period due to the fact that the Company’s tax rate for 2009 was reduced from 25% to 15%.

Net Income. For the reasons discussed above, we had net income for the period ended December 31, 2009 of $6,011,997 compared with $2,847,821 for the prior annual period.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2009, we had working capital of $7,939,752 compared with working capital of $5,849,612 as of December 31, 2008.

Our primary uses of cash have been for selling and marketing expenses and employee compensation. The main sources of cash have been from revenues from franchisees and from our company owned locations. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•

An increase in working capital requirements to finance the growth of our company owned locations,

•

Addition of administrative and marketing personnel as the business grows,

•

Increases in advertising, public relations and sales promotions for its franchising efforts into new or existing markets,

•

Software development and the purchase of servers as commensurate with student population growth, and

•

The cost of being a public company and the continued increase in costs due to governmental compliance activities.

The Company currently generates its cash flow through operations which it believes will be sufficient to sustain current level operations for at least the next twelve months.

Critical Accounting Policies

Consolidated Statements

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Network. All intercompany transactions and balances have been eliminated in consolidation.

Recognition Of Revenue

Revenue is realized through sales to franchisees and other agents of rights to conduct online and offline education services. Access to these services is obtained through the use of “cards”. These cards are also sold to individual consumers. The cards are used in a manner similar to the use of prepaid cards. Revenue is recognized as education services are consumed. Management is able to track the use of these services through its computer monitoring systems.

Taxes

The Company generates its income in China where Value Added Tax, Business Tax, Income Tax, City Construction and Development Tax, and Education Surcharge taxes are applicable. The Company does not conduct any operations in the U.S.; therefore, U.S. taxes are not applicable.

Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

Ordinary Shares

Ordinary Shares of the Company will occasionally be issued in return for services. Values will be assigned to these issuances equal to the market value of the common stock at the applicable measurement dates. A Measurement Date is defined under pronouncements of the Financial Accounting Standards Board (FASB) which state the criteria to be used for the valuation of stock issued for goods and services.

Stock Options

Stock options, if issued, will be valued at fair value on the dates of issuance using a Black Scholes valuation model, in accordance with pronouncements of the FASB.

Recently Adopted Accounting Pronouncements

Management believes that none of the recently adopted accounting pronouncements will have a material affect on the Company financial position, results of operations, or cash flows.

Other Comprehensive Income

The Company reports as other comprehensive income revenues, expenses, and gains and losses that are not included in the determination of net income. Resultant gains and losses during the years 2009 and 2008 are all the result of translations of Chinese currency amounts to U.S. dollars.

Foreign Currency Translation

All Company assets are located in China. These assets and related liabilities are recorded on the books of the Company in the currency of China (Renminbi), which is the functional currency. They are translated into US dollars as follows:

(a) Assets and liabilities, at the rates of exchange in effect at balance sheet dates;

(b) Equity accounts, at the exchange rates prevailing at the times of the transactions that established the equity accounts; and

(c) Revenues and expenses, at the average rate of exchange for the year.

Gains and losses arising from this translation of foreign currency are included in other comprehensive income.

Product Warranties

Refunds to students who withdraw from courses are rarely made and are made only at the discretion of the Company. For this reason and, since revenue is recognized only as services are provided, no provision is needed for possible withdrawals.

Segment Reporting

Management treats the operations of the Company as one segment.

Recent Financing

On September 16, 2010, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with certain accredited investors (“Investors”) pursuant to which we completed an offering (“Offering”) of units (“Units”) for total gross proceeds of $9,600,000. Each Unit is priced at $1.60 and consists of one (1) ordinary share, par value $0.000128 per share (“Ordinary Shares”), and a Series A Stock Purchase Warrant (“Warrants”) to purchase 35% of the number of Ordinary Shares (all on a post 3-for-1 consolidation basis) purchased in the Offering. The initial Warrant exercise price is $2.08 per share (all on a post 3-for-1 consolidation basis) and the Warrant term is five (5) years. The Warrant may be exercised on a cashless basis three (3) months after the Ordinary Shares are listed on a major stock exchange or other exchange or market described therein.

We entered into a Hold Back Escrow Agreement with the lead Investor and an escrow agent under which we deposited $520,000 of the Offering proceeds with the escrow agent. Increments of the escrowed amount will be released to the Company upon the Company attaining the following respective milestones: (i) $120,000 upon engaging an investor relations firm reasonably acceptable to the lead Investor; (ii) $100,000 upon providing the lead Investor with evidence that is reasonably satisfactory to the Lead Investor indicating that Circular 75 filings have been approved by the PRC Government, (iii) $100,000 upon providing the lead Investor with documentation demonstrating that the business license of Beijing Tsingda Century Investment Consultant of Education Co., Ltd. has been amended to clarify to the lead investor’s reasonable satisfaction that the VIE Subsidiaries are properly authorized to engage in its current business; and (vii) $200,000 upon providing the lead investor with written confirmation that (i) an independent accounting firm reasonable satisfactory to the lead investor has been engaged, and (ii) a law firm reasonably satisfactory to the lead investor has been retained in connection with the our initial public offering. If on June 30, 2011, any portion of the escrowed amount remains in escrow as a result of our failure to satisfy any of the milestones, then the lead Investor can cause the release of the balance of the escrowed amount to the Investors, on a pro rata basis.

We also entered into a Registration Rights Agreement with the Investors pursuant to we agreed to file a registration statement on Form S-1 (“Registration Statement”) to register all of the Ordinary Shares and shares underlying the Warrants. We are required to file the Registration Statement by November 29, 2010. The Registration Statement must be declared effective not later than February 28, 2011, or March 29, 2011 if the Registration Statement is subject to a full review by the Securities and Exchange Commission. If the Registration Statement is not declared effective by such date, we are required to pay the Investors as liquidated damages 1.5% of the aggregate amount invested for each 30 day period after such date until registration statement is declared effective, not to exceed 10% of the aggregate amount invested.

In connection with the Offering, our largest shareholder placed preferred shares equal to 18,000,000 ordinary shares (on a post 3 for 1 consolidation basis) in escrow (the “Escrow Shares”) and agreed to transfer the Escrow Shares, in whole or in part as described below, to the Investors on a pro rata basis in the event that we do not meet certain performance targets for its fiscal years ending December 31, 2009 and December 31, 2010.

We entered into a Founding Shareholder Lock-Up Agreement with our largest shareholder pursuant to which the shareholder agreed to restrict the transfer of its ordinary shares in the Company for 12 months from the listing date on any of: the NYSE, any tier of the NASDAQ Stock Market, or the NYSE Amex (“Listing Date”), except that during the lock up period, such shareholder may transfer an amount up to 5% of the ordinary shares held by such shareholder. We also entered into a Six Month Lock Up Agreement with various other shareholders pursuant to which these shareholders agreed to restrict the transfer of their respective shares in the Company for 6 months from the Listing Date, except that during the lock up period, each of these shareholders may transfer an amount up to 5% of the ordinary shares held by such shareholder. Finally, we entered into Initial Shareholder Lock-Up Agreements with certain other shareholders pursuant to which these shareholders agreed to restrict the transfer of their shares in the Company for nine (9) months from the Listing Date, except that during the (i) initial 6 months of the lock up period, each of these shareholders may transfer an amount up to 5% of the ordinary shares held by such shareholder, and (ii) final three months of the lock up period, each of these shareholders may transfer an amount up to 20% of the ordinary shares held by such shareholder.

Placement Agent

Maxim Group, LLC (“Maxim”), a FINRA broker/dealer, acted as our placement agent in connection with the Offering. On March 12, 2010, Beijing Tsingda Century Investment Consultant of Education Co., Ltd., our variable interest entity, entered into an exclusive placement agent agreement, as amended with Maxim which will remain in effect until October 31, 2010, after which either party may terminate the agreement with 30 days advance notice. Maxim received an effective cash commission of $411,000 (or approximately 4.3% of the proceeds of the Offering) and warrants equal to 4.5% of the number of Ordinary Shares sold in the Offering (or 364,500 ordinary shares). The warrants term is five years and are exercisable at any time after six months from closing. The exercise price is $110% of the offering price of the Units (or $1.76). We are required to register the Maxim warrants. We also agreed to indemnify Maxim against certain liabilities, including liabilities under the Securities Act. In addition, we reimbursed Maxim for $25,000 as reasonable out of pocket expenses.

CORPORATE STRUCTURE

Our organization was structured to abide by the laws of the PRC. Its structure is depicted below:

We were organized under the laws of the Cayman Islands on September 27, 2006. Tsingda Technology was organized under the laws of British Virgin Islands on December 11, 2009. Tsingda Management was organized under the laws of the PRC on November 26, 2007. Tsingda Education was organized under the laws of the PRC on October 23, 2003. Tsingda Network was organized under the laws of the PRC on February 14, 2004.

On May 24, 2010, we acquired Tsingda Technology. The transaction was treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer and as a re-organization by the accounting acquiree.

Tsingda Technology owns 100% of the issued and outstanding capital stock of Tsingda Management. On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Tsingda Education, and its shareholders, in which Tsingda Management effectively assumed management of the business activities of Tsingda Education and has the right to appoint all executives and senior management and the members of the board of directors of Tsingda Education. The contractual arrangements are comprised of a series of agreements, including a Consulting Services Agreement, Operating Agreement, Voting Rights Proxy Agreement, Equity Pledge and Option Agreement, through which Tsingda Management has the right to advise, consult, manage and operate Tsingda Education for an quarterly fee equal to its quarterly, after tax net profits. Additionally, Tsingda Education’s Shareholders have pledged their rights, titles and equity interest in Tsingda Education as security for Tsingda Management to collect consulting and services fees provided to Tsingda Management through an Equity Pledge Agreement. In order to further reinforce Tsingda Management’s rights to control and operate Tsingda Education, Tsingda Education’s shareholders have granted Tsingda Management the exclusive right and option to acquire all of their equity interests in Tsingda Education through an Option Agreement.

OUR BUSINESS

Market Information

General

China’s education market is substantial based on the sheer size of its population. According to information published by the PRC government, it appears that our target population market as of December 31, 2010 is approximately 360 million individuals. The group is comprised of: infants and children below school age (6) - 160 million; primary school students - 110 million; junior high school students - 60 million; and senior high school students 30 million. (Source Ministry of Education http://www.moe.edu.cn/).

The importance of education in China is grounded upon a number of factors. Confucian doctrines placed high importance on education. Another factor which placed significant import on education arose from China’s “one child policy” implemented in 1979 in an effort to control its staggering population. As a result of the “one child policy,” many Chinese families believe that their future rests with the success of their only child. Consequently, there is a strong parental push towards education. Another factor contributing to the demand for education in China is the need to support the enormous economic growth currently underway in the country.

In the PRC, school attendance is mandatory through junior high school. Beyond junior high school, schooling is voluntary and students must pay for senior high school and any post-secondary school. Senior high school students typically range in age from 15 to 19. Students in post-secondary schools (or any educational institution beyond senior high school) typically range in age from 20 to 24. Moreover, unlike public schooling in the United States, admission to prestigious public high schools is premised on student qualification, including results from entrance exams. Consequently, competition for prestigious high schools is intense. In fact, the country has developed a keen awareness of the most prestigious high school by region and countrywide. Many of the most prestigious high schools are located in tier one cities, principally Beijing. These prestigious high schools are the recipients of disproportionate governmental funding which in turn attracts more competent teachers.

The use of online education is trending favorably in China. Based on industry data, the market scale of online education in 2008 in the PRC amounted to approximately $5.1 billion with 2012 projections reaching $10.6 billion. Moreover, the number of online education learners in China will climb to 23.1 million in 2010, twice as many as that in 2007. (Source: iResearch Consulting).

2004-2010 China's online education market in user scale and growth rate

3000
2000
1000
0
19.8%
21.1%
25.1%
23.8%
22.5%
24.9%
672
805
975
1220
1510
1850
2310
2004
2005
2006
2007
2008
2009
2010
User scale(1:10,000)
Growth rate(1:10,000)

In addition, Chinese online education market will experience an average growth of 150% in the next five years (Source: Beijing CCID Consulting).

Shortage of funding

China’s educational system historically has been under-funded compared to the rest of the world. In 2008, China’s fiscal education expenditure was 3.48% of GDP compared with the world average of 4.5% (Source: China Daily-July 29, 2010). Recently, the PRC government has taken initiatives to improve its educational system countrywide due principally to the recognition that the country's technological development ultimately rests on the level of competency, or level of education, of its workforce. Yet despite these initiatives, there remains a severe disparity in educational funding between rural and urban areas in China as discussed below.

Funding disparity

China’s vast territory and large population have led to a significant disparity in public educational offerings between urban and rural areas. According to official statistics, there is a significant gap in the average education investment of students between rich and poor provinces. The public funding disparity for primary schools, junior high schools and senior high schools can range between 6-8 times more in the rich, urban areas compared with the poorer, rural areas. (Source: Ministry of Education of PRC http://www.moe.edu.cn/). Compared with first-tier cities in PRC, many rural areas lack qualified teacher and training resources due principally to lack of funding from local governments. In recent years, a series of positive measures have been taken by related authorities to support the development of distance education. However, the problem is still quite pronounced, and massive input from the private sector is in demand. (Source: The Central People’s Government of PRC http://www.gov.cn/; Ministry of Education of PRC http://www.moe.edu.cn/).

The Tsindga Learning Concept

General

We are an on-line and off-line provider of supplementary educational services in China. Our website is www.eee114.com. We rolled out our offline “Tsingda Learning Center” concept in 2006, and more recently in late 2008, we introduced an online, virtual learning platform called “Tsingda Internet Classroom.”

Our educational model is depicted below:

Our on-line and off-line educational services are not accredited by the PRC Ministry of Education or any other governmental agency. As such, our learning concept does not function as a substitute or alternative to existing learning, rather it has been shaped to supplement learning provided by government run schools in the PRC.

For the year ended December 31, 2009, we had revenues of $14,650,863, as compared to revenues of $7,301,733 for the year ended December 31, 2008, an increase of approximately 101%. For the six months ended June 30, 2010, we had revenues of $9,467,108 as compared to revenues of $7,885,733 for the six months ended June 30, 2009, an increase of approximately 20%.

Off Line Learning Centers

As of December 31, 2009 and after three years of operations, we had approximately 1,750 operating Tsingda Learning Centers located in 1,300 cities and 23 provinces throughout the PRC. Of the total amount, three were company owned with the remainder as franchised operations. As of June 30, 2010, we had over 2,025 operating Tsingda Learning Centers in 1,400 cities and 23 provinces. Of the total amount, four were company owned with the remainder as franchised operations. We are the largest educational center chain in the country, and have attained widespread recognition and reputation from our clients and the community.

Our Tsingda Learning Centers principally target elementary school (grades K-8) students and in most instances are located in close proximity of a local elementary school. We estimate that 70% of our student base is comprised of elementary students, with junior high and high school students representing the balance. We designed the rollout of our franchised learning centers to generally avoid the tier one cities of Shanghai, Beijing, Chengdu, and Guangzhou. Instead, we geographically concentrated on the second and third tier cities. We believe there are 50,000 2nd and 3rd tier cities in the PRC. We employed this strategy because we believed that competition in these lower tier cities would be less intense than first tier cities, but more importantly, we anticipated stronger product demand in the rural areas due to disparity in educational funding between the two areas.

While we concentrated our franchise development efforts in the rural areas for reasons discussed above, we located our initial company owned centers in close proximity to our headquarters in Beijing. This allows us to exert greater operating control over our own centers, as well as provide a nearby training center for new franchisees. We plan on opening future company owned centers in other tier one cities which will serve as regional training centers.

Teaching at our learning centers is delivered electronically via desktop computers housed at our locations. Our proprietary courseware provides two core curriculums: synchronous (or sync) courses and featured courses. Sync courses match textbooks from local schools and are delivered synchronously with the curriculum for these schools. Featured courses consist of learning programs designed to bolster skills in core subjects such as math and English, among others. Featured courses also prepare students for the highly competitive high school and college entrance exams. Our courseware provides a broad learning experience to the student. Learning modules includes classes directed by a wide range of teachers, including “renown” teachers from tier one cites, Q&A sessions, and one on one teaching. Our courseware also features regular mock tests and exams, and gap detection which determines student weakness and automatically generates subsequent teaching aids. We also have digitized textbooks for 97% of targeted schools in the PRC. We believe our courseware is the most advanced in the industry and is a compelling learning regime particularly for students from less populated areas where teaching resources are limited.

Online Virtual Classrooms

In the fourth quarter of 2008, we successfully developed a highly interactive, real-time, and personalized learning platform called the “Tsingda Internet Classroom.” Tsingda Internet Classroom has been designed to be an “eBay®” online educational platform whereby buyers (students) and sellers (teachers) are linked through our proprietary software interface for the sole purpose of transacting educational related services. The target audience is mainly high school students; however some classrooms are oriented towards junior high and other students. Course subjects along with pricing and presentations dates are posted to a presentation page on our web-site by company qualified teachers. Our teacher roster includes many “renowned” teachers from tier one cities. These teachers have achieved notoriety based on awards from the Ministry of Education. Interested students can browse presentation web-pages by teacher or subject matter. Teacher credentials, course outline, pricing, presentation times, and presentation mode (live or pre-recorded) also are displayed. Course purchases are made electronically, and are delivered through a video feed which can be viewed electronically by the student. More popular courses are recorded for later presentation. Our online learning platform offers students from less developed regions the opportunity to be able experience the teaching disciplines of more experienced, including these renown teachers from tier one cities. Unlike the courseware provided at a learning center, virtual classroom courses have not been designed to be synchronous. In most courses, students can communicate electronically with teachers.

The Tsingda virtual classroom was first launched for high school students, and later included junior high and elementary students. By the end of 2009, the number of registered students exceeded 200,000, and the total number of qualified teachers exceeded 12,000. As of the June 30, 2010, total registered students and total certified teachers reached 350,000 and 16,000, respectively. A significant portion of our existing student base and current revenues of our virtual classroom is attributable to students who have attended or are attending our learning centers.

Our Revenue Model

The revenue model of Tsingda is comprised of its -- “online” and “offline” businesses.

Offline Tsingda Learning Centers

From franchised locations, we receive (a) a one time, brand licensing fee, (b) annual management fees equal to 10% of the initial licensing fee, (c) 20% of the student generated revenues, and (d) 10% from the sale of reference books and stationary products in the centers. We retain 100% of the revenue generated at a company owned location.

Online Virtual Classrooms

We share revenues generated from virtual classrooms with our teachers. The revenue sharing ratios for live sessions vary depending on teacher experience and course material. Generally, we receive 40% of revenues from live sessions and 90% of revenues from pre-recorded sessions.

Tsingda Learning Centers

As of June 30, 2010, approximately 2,025 Tsingda Learning Centers are in operation in 1,400 cities and 23 provinces in China. The map below depicts the concentration of Tsingda Learning Centers by region as of June 30, 2010.

Tsingda Learning Centers locate in 23 provinces, forming the largest chain of education services in China.
Northwest 127
Tsingda Learning Center
Beijing
Northeast 128
Tsingda Learning Center
Tsingda's Headquarter in Beijing
North China 452
Tsingda Learning Center
East China 346
Tsingda Learning Center
Southwest 318
Tsingda Learning Center
Central China 352
Tsingda Learning Center
South China 302
Tsingda Learning Center

The following table reflects the concentration of our learning center locations by city and province:

	1	2	3	4	5	6	7	8	9	10
City	Zibo	Fuzhou	Qingdao	Taiyuan	Binzhou	Nanchong	Zhenzhou	Chendu	Nantong	Wenzhou
Number	32	27	26	22	21	20	19	18	18	17

	1	2	3	4	5	6	7	8	9	10
Province	Shandon	Jiangsu	Sichuan	Henan	Zhejiang	Fujian	Guangdong	Shanxi	Hubei	Anhui
Number	229	157	137	121	108	105	103	83	82	81

Key Features of Our Courseware

Key features of our proprietary courseware are categorized as follows:

o

Comprehensive Reference Library: We have digitized 97% of the teaching materials of all elementary, junior high and high schools in the PRC. The library allows for easy student reference to the familiar teaching materials.

o

Curriculum Matching Courseware: Early in its product development, we recognized that in the PRC, like most other developed or developing countries, teaching curriculum for the identical subject matter varies by region or province. Apart from digitizing substantially all of the relevant teaching materials, we have customized our teaching courseware to match local teaching materials. This means that a student in a Sichuan city learning center and a student in Nanjing city learning center will receive different courseware material on the same subject matter. We developed these customized learning materials in collaboration with regional teachers.

o

Synchronous Courseware Delivery: The courseware delivers teaching materials to the student synchronously with curriculums from local schools. Students can drill down to lessons which coincide with current school classes.

o

Diverse Teaching Disciplines. For any subject in our curriculum, students can select presentations from numerous teachers, including renown teachers.

o

Gap Detection: Our proprietary courseware detects weaknesses in a student’s aptitude. During testing and Q&A sessions, incorrect answers generate subsequent questions specifically aimed at bolstering student weaknesses.

o

Results Evaluation. The courseware is result oriented and thus provides scores on mock tests and practice sessions so that students or their parents can gauge performance. It also delivers progress reports on demand which indicate a student’s progress in a given subject over a period of time.

Our Curriculum

Learning centers provide two core curriculums: synchronous (or sync) courses and featured courses, and both are depicted below;

Basic Curriculums	Module
Sync courses	Match local textbooks in subjects like English and math.
Featured courses	Primary school English
Primary school math
Primary school Olympic math
Primary school literature
Kid English series
Intensive teaching and drill series
Composition series
Video from famous school
High school admission exam preparatory channel
College admission exam preparatory channel
Traditional Chinese cultures workshop
Science and discovery

We also have entered into licensing arrangements with third parties to provide extracurricular materials that are delivered through video, audio and animation. These presentations relate to such matters as Chinese and worldwide culture, geography and history. While these extracurricular products do not provide meaningful revenues to a learning center, they provide students with an educational diversion from core subjects.

Franchise and Company Owned Center Details

A typical franchised learning center is approximately 100 to 300 square meters while company owned locations are almost double in size at 300 to 800 square meters. Each franchise center is staffed with 4-5 employees, while company owned centers are staffed with 8-10 employees. The staff generally includes one supervisor, with the remainder of staff consisting of counselors. Our experience to date has been that most centers are owned and operated by former teachers in the respective regions. Thus, these operators often times are familiar with many of the families in the area and are able to promote the center’s attributes the local market.

Generally, learning centers are located within close proximity of an elementary school, and most students are able to walk from their school to the learning center. Hours of operation are between 9:00 am to 8:30 pm each school day, however, high student traffic generally occurs between 3:00 pm to 6:00 pm during the school day. During winter recess (4 weeks) and summer recess (8 weeks), many children of single or dual income parents arrive at the learning center in the morning and leave in the evening. While at the learning centers, students can access the learning center curriculum or our virtual classrooms. A typical franchise center receives approximately 40-80 students per day, while a company owned center receives approximately 80-100 students per day.

Each learning center consists of three segregated areas, online learning, counselor guidance, and educational products depicted as follows:

o

Online Learning Area. Each franchised and company owned center generally supports 15 and 50 computers, respectively, in the online learning area. During periods of high student traffic, computers are accessible to students for a maximum of one hour. Students pay for courses in advance with cash, an electronic bank transfer, or through the Tsingda “e-card,” a re-chargeable debit card. Once a student enters his name, ID and password, our proprietary software immediately recognizes the student’s school, grade level, and proficiency, and instantaneously delivers a menu of teaching materials designed to match the student’s current curriculum. The menu includes sync and featured courses, practice sessions, online question and answer database, mock tests, and interactive question and answer sessions.

o

Counselor Guidance Area. Students utilize the counselor guidance area to complete homework, take exams, or to perform workshop materials. The guidance area is supervised by counselor to ensure that students are not distracted by other students. In addition, parent meeting are held in this area.

o

Education Product Area. Each center provides an array of products available for sale to students, which include teaching materials complimentary to courseware, DVDs, books, learning toys, and general office supplies. Students also are able to purchase Tsingda “e” learning cards in this area.

Courses can be purchased under a variety of packages and pricing, including by day, by month, and by semester.

Franchise Arrangements

Each franchise agreement grants a specific territory to a franchisee which in turn requires the franchisee to open a corresponding number of centers commensurate with such territory as follows:

Typical Number of Centers	Territory
3	County
5	Perfecture City
8*	Provincial Capital City
50*	Province

* The actual number of centers for a Provincial Capital City and Province may vary depending on certain factors determined by the Company and the franchisee.

For reference purposes, the PRC consist of 23 provinces, 4 municipalities, 5 autonomous regions and 2 special administrative regions. These administrative divisions are further divided into prefectures with each prefecture consisting of numerous counties and townships.

The term of the agreement is one year, and renewable annually by the parties. Under the agreement, franchisees are required to pay initial licensing fee of between $7,000 and $10,000 per location depending on franchise territory, with an annual payments of 10% of the initial fee. Franchisees are must maintain a standardized signage, storefront and interior design, adhere to company pricing policies for courseware, unified promotion activities and exclusively use company generated materials, among other terms. Franchisees are required to bear all the costs of owing and operating each center, including rent, staffing, and marketing. The estimated cost to open a learning center for a franchisee ranges from $40,000 to $60,000 inclusive of franchise payments to the company, lease deposits, leasehold improvements, furniture, fixtures and equipment (10-40 desktop computers). Franchisees also are required to obtain necessary operating permits, and comply with applicable laws and regulations. Our franchise attrition rate for 2008 and 2009 was 5.2% and 4.1%, respectively.

Tsingda Virtual Classroom

The “Tsingda Internet Classroom” is a robust, multi-faceted on line educational platform delivering educational services in the PRC. The virtual classroom has been designed to be an eBay® educational platform whereby buyers (students) and sellers (teachers) are linked through its proprietary software for the sole purpose of transacting educational related services. The platform currently targets mainly high school students and to a lesser extent junior high school students. We expect to apply this platform to other educational areas, such as a Chinese language learning program that can be accessed worldwide, and adult vocational training classes for use in the PRC. We do not have a timetable as when we plan to introduce these other educational programs.

We first introduced the virtual classroom in the forth quarter of 2008. As of the December 31, 2009, total registered students and teachers reached 200,000 and 12,000 respectively. As of the June 30, 2010, total registered students and teachers reached 350,000 and 16,000 respectively.

Students enroll in the system by providing relevant personal and educational information, along with electronic bank information. Students log on to the platform by entering an assigned user name and password. The software interface allows students to browse the system by subject matter and teacher name. An interested subscriber can enter the virtual classroom for a free trial of the first 5 minutes, after which the student can either log out or remain online and his/her account will be charged for the class.

Our various classrooms are depicted in the graphic below:

o

Renown Teacher Classroom: The company has attracted over 150 teachers whom we have classified as “renown” to prepare and develop courses. A renown teacher is generally one who has received a distinguished teacher award from the Ministry of Education and in our opinion has developed an outstanding reputation in the teaching community. These courses are well attended with attendance ranging from 1,000-10,000 students. The renowned teacher classroom enables student from the rural regions to experience the teaching disciplines of these renown teachers. Renowned teacher classrooms are often recorded for subsequent viewing by students.

o

General Classroom: These classes are presented by qualified, albeit not renowned teachers. These classrooms are designed for students ranging from 30 to 50. These classrooms are used for general courses, including as mathematics, English, and physics.

o

One-on-One Classroom: These are real time classrooms specially designed for students desiring personalized and private tutoring space.

All of the classrooms are designed to be interactive whereby teacher and student can communicate electronically through text messaging, audio feeds, and email, however, due to the size of the Renown Teacher Classroom, interactive communications are limited. Our system also maintains records of the teacher/student communications.

As mentioned elsewhere herein, we recognized the disparity in the level of educational services delivered by the government to the various regions in China. We believe that our platform attempts to bridge the education gap by allowing students from the poorer, less funded regions, to experience the disciplines of other qualified teachers, including renown teachers.

Teacher Arrangements

Qualifications of Teachers

We believe the strength and future success of our virtual classroom is dependent upon the qualifications of our faculty. As a result, we have implemented the following practices designed at attain and maintain high teacher and subject matter integrity;

o

Background. We perform a series of background checks to verify academic credentials and employment history of each teacher. These checks include obtaining transcripts from schools and universities as well as phone interviews with colleagues.

o

Experience. Each teacher must have at least a degree from a university or college recognized by the Ministry of Education.

o

Course Subjects. Course subjects and course outlines are approved in advance to ensure that courses presented avoid sensitive political and social issues.

o

Quality Control. We frequently monitors live sessions to ensure that teachers adhere to pre-approved course outlines and to assess overall teacher performance. We also monitor email exchanges between students and teachers.

As of June 30, 2010, we had qualified over 16,000 teachers.

Financial Arrangements with Teachers

We enter into formal agreements with our qualified teachers. Under the agreement, qualified teachers receive a percentage of subscription revenue from live courses and any courses that are pre-recorded for later use. The percentage inuring to the teacher is 60% for live courses and 10% for all pre-recorded classes. All course materials prepared by teachers are property of the Company.

Qualified teachers are afforded the flexibility to develop course content which they perceive as receptive to students, subject to our approval. Teachers are then able to post to the platform, specific information concerning one or more classes offered to students. Relevant information includes the subject matter of the class, date and time of the class, price of the class, and the qualifications of the teacher. On any given day, a student can browse over hundreds of classes on a variety of subject matters. More popular classes are English, math and physics, however specialized subjects are also offered by some teachers. Courses are presented live or pre-recorded from a prior live session. Classes range between 0.5 to 1 hours longs. Pricing ranges between $1.5 and $50 per hour, again dependent upon class subject matter, level of difficulty, and teacher qualification.

Our Growth Strategy

Our growth and expansion strategy for the next 6 to 12 months includes the following measures:

Increase the number of company owned learning centers. As of June 30, 2010, we have four company owned locations. Due to the size of company owned locations, we are able to absorb higher student traffic and generate higher overall revenues compared to franchised locations. We also recognize 100% of the revenue stream from these locations. During the remainder of calendar year 2010, we expect to open approximately 40 additional company owned locations. The aggregate estimated cost to open these locations at $100,000 per location is $4,000,000.

Increase the number of franchised learning centers. As of June 30, 2010, we have over 2,025 locations within 1,400 2nd and 3rd tier cities. We estimate that there are approximately 50,000 2nd and 3rd tier cities in the PRC. Our plan is to increase the number of franchise learning centers by increasing our advertising and marketing initiatives in an effort to attract more franchisees. During remainder of calendar year 2010, we expect to open approximately 550 additional franchise locations. In the next six months, we plan on spending approximately $1.2 million on a broad scale brand promotional campaign. This campaign will target a number of media outlets, including advertisements on regional television and in local newspapers in select markets, as well as holding periodic regional events in these markets, all of which will be designed to attract franchisees.

Increase traffic to our virtual classrooms. We plan to allocate more capital resources to the marketing and promotion of our virtual classrooms. The above mentioned brand promotion campaign will include sponsoring events at prominent high-schools designed to promote our virtual classrooms, advertising in school newspapers, and to a lesser extent, subscribing to more per click ad space on selected Internet sites, such as Sina.com and Yahoo.com.cn. We also expect to experience increased traffic to our virtual classrooms coincident with our franchise expansion efforts. Since introduction of this platform, historical results have indicated that a majority of our virtual classroom subscribers have originated from our learning centers.

Marketing and Promotion

Our marketing efforts target three principal areas; franchisees, students for our company owned learning centers, and students for our virtual classrooms.

We attract franchisees by conducting regional seminars on a periodic basis in areas that we have targeted for expansion, as well as advertising on regional television and in local newspapers in these areas. These efforts have produced in excess of 2,000 operating franchisees.

Our company owned learning centers are in close proximity to schools and large residential areas. We have been able to attract students to our learning centers principally through the distribution of leaflets in the nearby areas.

Traffic to our virtual classrooms has been driven principally by students from our learning centers. We expect to increase traffic to our virtual classrooms commensurate with the numerical increase of our learning centers.

We will continue the above stated marketing measures for the foreseeable future. In addition, however, as mentioned herein, we plan on spending approximately $1.2 million on a broad scale brand promotional campaign during the next six months. This campaign will create an overall brand awareness for our company and our products, and we expect the program to reach potential franchisees and students alike. Specifically, we intend to advertise on regional television and in local newspapers in select markets, hold periodic regional events in these specific markets, subscribe to more per click ad space on selected Internet sites, such as Sina.com and Yahoo.com.cn., and advertise in school newspapers.

Competition

We do not have direct competition from our business model of offering combined offline and online educational services. Separately, we face direct competition from online web schools with respect to our virtual classroom model, although these schools are generally limited by the scope of classes offered and the number of teachers available for presentation. Our learning centers face competition from traditional offline cram schools, however, these schools are fragmented throughout the country with concentration mainly in tier one cities.

We believe our current competitive advantages which will lead to potential future success are as follows:

Business Footprint and Reputation. We are the largest provider of supplementary educational teaching in the PRC and we have achieved industry acclaim for products and services.

Management Experience. We have developed a strong management team which has demonstrated the ability to operate a highly successful business model.

Scalability of Franchise Model. We believe that we have standardized an innovative, high quality teaching platform at our learning centers which allows for substantial geographical expansion.

Attributes of our Virtual Classrooms. Our virtual classrooms have numerous attributes, including

No geographical limits. We allow students from anywhere in the PRC or elsewhere to subscribe to a wide menu of courses, many of which are presented by renown teachers.

Real-time Interaction. Many of our classrooms allow real-time interaction between the student and teacher.

Learning on demand. We provide a wide menu of live and pre-recorded courses with a broad scheduling format, including weekends and holidays.

Employees

As of June 30, 2010, we had approximately 150 full time employees and seven officers, including our chairman and chief executive officer. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe we have good relations with our employees. We also have contracts with third party software providers from time to time to develop software applications in accordance with our specifications.

Properties

Our corporate offices are located at No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town, Tongzhou District Beijing under three year lease agreement terminating in 2012. The office space consists of approximately 1,868 square meters. Annual rent for fiscal year 2010 is expected to be approximately $360,963.

As of June 30, 2010, the Company had four company owned learning centers. Relevant information with respect to each of these locations is as follows:

Location	Size of Premises (Sq. Meters)	Lease Term	Commencement Date	Annual Rent
Beijing	674.11	3 years	11/08/2009	$46,000
Beijing	312.25	5 years	4/12/2010	$43,000
Beijing	375.97	3 years	4/12/2010	$49,000
Beijing	709.23	5 years	8/12/2010	$118,013

Equipment and Equipment Suppliers

Presently, the Company owns over 281 servers which are located in Beijing, Sichun, Shandong, Zhejiang and Tiejing. These servers are maintained under service agreements with third parties. For each company owned learning center, the Company owns between 40 to 50 desktop computers.

The Company purchases its servers and computers from various large suppliers like Dell and Lenovo, among others. The Company purchase products from its suppliers on an “as needed” basis and presently does not believe the loss of any one supplier will have an adverse effect on its business.

Software Development

Our learning center and virtual classroom software has been developed internally by our engineers and developers and through collaboration with third party developers. We retain ownership to all work product developed internally and by third parties. We will maintain this development strategy for future software products. Our development team has expertise in software and database programming, web application, browser, and desktop technologies.

Intellectual Property

We were granted trademark protection from PRC authorities for the names and logo of Tsingda Century and Tsingda Xiaoboshi.

A total of eight patents have been filed with the PRC authorities with respect to various aspects of our business, of which four of the applications have been granted and four applications are pending.

Description Appearance Design	Patent No	Term of the Patent	Date Issued/Filed
Card (all-in-card for entrepreneurship training)	200730161941.4	July 27, 2007 to July 26, 2017	Issued: June 25, 2008
Card (Tsingda Learning Center)	200730161942.9	July 27, 2007 to July 26, 2017	Issued: July 16, 2008
Card (all-in-card for early education)	200730161943.3	July 27, 2007 to July 26, 2017	Issued: June 25, 2008
Card (all-in-card for China education)	200730161944.8	July 27, 2007 to July 26, 2017	Issued: May 21, 2008
Computer-aided Children Evaluation and Guiding System	2007101298785	Pending	Filed: February 20 2009
Computer-aided Children Care Pattern System	2007101298770	Pending	Filed: February 20 2009
Distant Network Education Interactive Platform	2007101298766	Pending	Filed: February 20 2009
Evaluation and Monitoring Method of Distant Online Education Platform	2007101298751	Pending	Filed: February 20 2009

We have registered four software applications with the PRC authorities with respect to various aspects of our business. Under PRC Copyright Law, a copyright protects both the design of a software product and the name of the product. Copyrights are granted for a term of 50 years from the date of first publication.

Name of the Software	Date of Filing	Registration No.
Network Baomu Software V1.0	May 20, 2007	2007SR14359
Tsingda Shouhushen Software V2.0	December 1, 2008	2009SR014243
Tsingda Learning Center Software V1.0	April 20, 2007	2009SR014242
Tsingda Internet Classroom Software V1.0	July 15, 2008	2009SR014244

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

Operating License

Our business is subject to regulation by governmental agencies in the PRC. Business and company registrations are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses and certificates.

We have received a license from Beijing Administration for Industry and Commerce. Our operating license enables us to conduct our business of providing non-certified educational services. The registration No. is 10112006225438, and it is valid from October 24, 2003 through October 23, 2013. Once the term has expired, the license is renewable.

Our business is not subject to environmental rules or regulations.

Foreign Exchange Control and Administration

Foreign exchange in China is primarily regulated by:

•

The Foreign Currency Administration Rules (1996), as amended; and

•

The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Administration Rules, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions. Conversion of Renminbi into foreign currency for capital account items, such as direct investment, loans, investment in securities and repatriation of funds, however, is still subject to the approval of SAFE. Under such rules, foreign-invested enterprises may only buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions after providing valid commercial documents and, in the case of capital account item transactions, only after obtaining approval from SAFE.

Under the Foreign Currency Administration Rules, foreign invested enterprises are required to complete the foreign exchange registration and obtain the registration certificate. Tsingda Management has not complied with these requirements. Tsingda Education and Tsingda Network are domestic enterprises and do not have to comply with these requirements.

The value of the Renminbi against the US dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. Historically, the conversion of Renminbi into foreign currencies, including US dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the US dollar. Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies. There remains significant international pressure on the PRC government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the US dollar.

Regulation on Mergers and Acquisitions

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that purport to require offshore special purpose vehicles, or SPVs, formed for the purpose of listing and controlled by PRC individuals or companies, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

In addition, under this new regulation, mergers and acquisitions of equity or assets involving PRC enterprises by foreign investors are subject to approval by the Ministry of Commerce or local branches or other competent government authorities. If we continue our expansion through acquiring PRC domestic companies by our offshore affiliates, we will be subject to such approval requirement.

Failure to comply with this new regulation may lead to sanctions by the Ministry of Commerce or other PRC regulatory authorities that are provided for in other relevant regulations governing foreign investment, foreign exchange, taxation, business registration, securities, and administration of state-owned assets.

Dividend Distributions

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and 2008, respectively, and various regulations issued by SAFE, and other relevant PRC government authorities, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China.

Tsingda Education and Tsingda Network are regulated by the laws governing foreign-invested enterprises in the PRC. Accordingly, they are required to allocate 15% of their after-tax profits based on PRC accounting standards each year to their general reserves until the accumulated amount of such reserves has exceeded 50% of their registered capital, after which no further allocation is required to be made. These reserve funds, however, may not be distributed to equity owners except in accordance with PRC laws and regulations. We cannot assure you that the PRC government authorities will not request our subsidiaries to use their after-tax profits for their own development and restrict our subsidiaries’ ability to distribute their after-tax profits to us as dividends.

Pursuant to the new EIT law and its implementing regulations, dividends payable by a foreign-invested enterprise to its foreign investors will be subject to a 10% withholding tax if the foreign investors are considered as non-resident enterprises without any establishment or place within China or if the dividends payable have no connection with the establishment or place of the foreign investors within China, to the extent that the dividends are deemed China sourced income, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Marshall Islands, where our immediate holding company is incorporated, does not have such a tax treaty with China. In addition, pursuant to a notice jointly promulgated by the Ministry of Finance and the State Administration of Taxation of the PRC on February 22, 2008, distribution of accumulated profits of foreign-invested enterprises arising before January 1, 2008 will be exempt from withholding tax even if the distribution is made after January 1, 2008 but the distribution of profits arising after January 1, 2008 will be subject to withholding tax.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

Prior to our reverse acquisition transaction with Tsingda Technology, our independent registered public accounting firm was PMB Helin Donovan, LLP (“PMB”), while Tsingda Management’s independent registered public accounting firm was Jeffrey & Company.

i

On August 23, 2010, we dismissed PMB Helin Donavan, LLP (“PMB”) as our independent registered public accounting firm. The Board of Directors of the Company approved such dismissal on August 19, 2010.

ii

The Company’s Board of Directors participated in and approved the decision to change our independent registered public accounting firm.

iii

PMB’s reports on the financial statements of the Company for the years ended June 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

iv

In connection with the audit and review of the financial statements of the Company through August 23, 2010, there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with PMB’s opinion to the subject matter of the disagreement.

v

In connection with the audited financial statements of the Company for the years ended June 30, 2009 and 2008 and interim unaudited financial statement through August 23, 2010, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

(b) Engagement of New Independent Registered Public Accounting Firm.

i

On August 19, 2010, the Board appointed Jeffrey & Company as the Company’s new independent registered public accounting firm. The decision to engage Jeffrey & Company was approved by the Company’s Board of Directors on August 19, 2010.

ii

Prior to August 19, 2010, we did not consult with Jeffrey & Company regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice was provided that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between us and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

We provided PMB with a copy of this disclosure on August 23, 2010, and provided PMB with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from PMB dated August 23, 2010 was filed by us as Exhibit 16.1 to our current report on Form 8-K on August 23, 2010.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our sole executive officer and director. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION
Zhang Hui	44	Chairman of the Board of Directors, Chief Executive Officer and President
Liu Juntao	48	Executive Vice President and Director
Kang Chungmai	40	Secretary, Chief Financial Officer and Director

Zhang Hui established Tsingda Education in 2003, and has been its chairman, chief executive officer since its inception. From 1999 to 2003, he was vice president of Singapore Holding Group, during when he has integrated management methods and cultural diversity under different background efficiently, and then setting up a new branch for Singapore Holding Group-Holding Technology (Shenzhen) Co., Ltd. From 1995 to 1999, Mr. Zhang worked as the newsroom director and vice chief editor of China technology information magazine, successfully hatching the publication of the best choice of Chinese excellently expertise, Chinese diathesis education, Chinese innovation education and China education research. He graduated from Wuhan University of Technology in 1989.

Liu Juntao has been the executive vice-president of Tsingda Education since its inception. Prior to his employ with Tsingda, he had over 10 years of administrative work for government. He also spent 5 years in private industry in the PRC where worked in product development, market exploiting and customer service. Mr. Liu graduated from Huazhong Agriculture University in 1983.

Kang Chungmai has been the chief financial officer and secretary of Tsingda Education since January 2010. From 2004 to 2007, he worked as managing director in Zero2IPO Group in Beijing a financial consulting firm. From 1999 to 2002, he served as CFO in Optoma Electronics (the largest TFT-LCD backlight and DLP projector producer in the world). From 1996 to 1999, he served as financial manager in Far Eastern Department Stores (the largest chain of department stores in the Greater China Region) based in Taipei. He had broad experiences in general financial management, debt and equity financing, foreign exchange hedging, offshore holding structure design, and investment evaluation. Mr. Kang holds his master degree in International Finance from the University of Westminster, London, UK in 1996. He also expects to receive the PhD degree in Management from the University of Edinburgh, Edinburgh, Scotland in 2010.

Directors are elected until their successors are duly elected and qualified.

There are no family relationships among our directors or officers.

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and Chief Financial Officer, however, we intend to adopt one in the near future.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Zhang Hui(1)	2009	$55,385	0	0	0	0	$55,385
Chairman, President, and	2008	$55,385	0	0	0	0	$55,385
Chief Executive Officer

Kang Chungmai(1)	2009	0	0	0	0	0	0
Chief Financial Officer	2008	0	0	0	0	0	0

Joseph Rozelle(2)	2009	0	0	0	0	0	0
Former President and Chief	2008	0	0	0	0	0	0
Financial Officer and Secretary

Karl Brenza(3)	2009	0	0	0	0	0	0
Former Chief Executive Officer

(1)

On May 24, 2010, we acquired Tsingda Technology in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Zhang Hui became our Chief Executive Officer and President and Kang Chungmai became our Chief Financial Officer. Prior to the effective date of the reverse acquisition, Mr. Zhang and Mr. Kang held the same positions with Tsingda Education, respectively. The annual compensation shown in this table includes the amounts Mr. Zhang received from Tsingda Education prior to the consummation of the reverse acquisition. Mr. Kang was hired by Tsingda Education in January 2010 and his annual salary is approximately $46,225.

(2)

Mr. Joseph Rozelle resigned from the offices of President and Chief Financial Officer on May 20, 2010, and resigned as Secretary on May 24, 2010.

(3)

Mr. Karl Brenza was appointed as Chief Executive Officer on May 20, 2010, and resigned from such office on May 24, 2010.

Employment Agreements.

Except as noted below, there are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

On January 1, 2010, we entered into an employment agreement with Mr. Zhang, our President and Chairman. Pursuant to the agreement, Mr. Zhang has agreed to work exclusively for the Company during the term and will receive a monthly salary of approximately $4,400. The agreement expires on December 31, 2019.

Grants of Plan-Based Awards

No plan-based awards were granted to any of our named executive officers during the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at December 31, 2009. No equity awards were made during the fiscal year ended December 31, 2009.

Option Exercises and Stock Vested

No options to purchase our capital stock were exercised by any of our named executive officers, nor was any restricted stock held by such executive officers vested during the fiscal year ended December 31, 2009.

Pension Benefits

No named executive officers received or held pension benefits during the fiscal year ended December 31, 2009.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 31, 2009.

Potential Payments Upon Termination or Change in Control

Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

No member of our Board of Directors received any compensation for his services as a director during the fiscal year ended December 31, 2009.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009 we did not have a standing compensation committee. Our Board of Directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers, however, none of our executive officers received any compensation during the last fiscal year. None of our executive officers has served on the Board of Directors or compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the outstanding ordinary shares by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Number and			%
	Title of Shares	%	%	Total
Name and Address of	Beneficially	Ordinary	Preferred	Voting
Beneficial Owner	Owned(1)	Shares(2)	Shares(3)	Power(4)
Officers and Directors
Zhang Hui (5) President and Chairman	114,227 Preferred	0	46.8%	21.8%
Liu Juntao(5) Executive Vice President and Director	114,227 Preferred	0	46.8%	21.8%
Kang Changmai Chief Financial Officer and Director	0	0	0	0
All officers and directors as a group (3 persons)	114,227 Preferred	0	46.8%	21.8%

5% or greater shareholders
Yun Hui Yu(6)	1,500,000 Ordinary	7.1%	0	2.9%
Ji Qing Wang(7)	3,562,500 Ordinary	16.5%	0	6.8%
Yangyi Yu(8)	4,875,000 Ordinary	22.2%	0	9.3%
Zhong Hui Rong Fund Ltd(9)	5,625,000 Ordinary	25.4%	0	10.7%
Eastbridge Investment Group Corp.(10)	6,239,220 Ordinary	22.3%	0	11.9%
Zhang Wei (11)	18,375 Preferred	0	7.5%	3.5%
Yu Sheng (12)	18,116 Preferred	0	7.4%	3.5%
Lin Huayu (13)	18,955 Preferred	0	7.8%	3.6%
Tsing Da Century Education Technology Co., Ltd. (5)	114,227 Preferred	0	41.193%	21.8%

* Less than 1%.

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has ownership of and voting power and investment power with respect to our Ordinary Shares or Preferred Shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 27,982,749 Ordinary Shares issued and outstanding as of the date hereof, but does not give effect to our proposed 3 for 1 consolidation of our Ordinary Shares.

(3)

Based on 244,022.78 Preferred Shares issued and outstanding as of the date hereof. Each Preferred Share is convertible into 100 ordinary shares (subject to customary adjustments for stock splits, combinations, or equity dividends on Ordinary Shares). Holders of Preferred Shares vote with the holders of Ordinary Shares on all matters on an “as converted” basis.

(4)

Percentage of Total Capital Stock represents total ownership with respect to all shares of our Ordinary Shares and Preferred Shares, as a single class and on an “as converted” basis, but does not give effect to our proposed 3 for 1 consolidation of our Ordinary Shares.

(5)

Tsing Da Century Education Technology Co., Ltd., a Belize corporation, is the record owner of such shares. Mr. Zhang, our Chairman and President, and Mr. Liu, our Executive Vice President and Director, own 81.718% and 18.282%, respectively, of outstanding securities of this entity, and both are officers and directors of this entity. Accordingly, both Mr. Zhang and Mr. Liu may be deemed to be the beneficial owner of shares owned by such company.

Address of the person is:

Room1803, Building13, Court58,

Qingta West Road, Fengtai District, Beijing,100071

(6)

Address of the person is:

c/o Tsingda Century Invest Tech Co Ltd

7th Fl Capital

Devel Twr, Zhongguangchun

Haidian Dist, Beijing PRC 100080

The amount includes stock purchase warrants to acquire 525,000 ordinary shares.

(7)

Address of the person is:

c/o Tsingda Century Invest Tech Co Ltd

7th Fl Capital

Devel Twr, Zhongguangchun

Haidian Dist, Beijing PRC 100080

The amount includes stock purchase warrants to acquire 1,246,875 ordinary shares.

(8)

Address of the person is:

c/o Tsingda Century Invest Tech Co Ltd

7th Fl Capital

Devel Twr, Zhongguangchun

Haidian Dist, Beijing PRC 100080

The amount includes stock purchase warrants to acquire 1,706,250 ordinary shares.

(9)

Address of the person is:

c/o Tsingda Century Invest Tech Co Ltd

7th Fl Capital

Devel Twr, Zhongguangchun

Haidian Dist, Beijing PRC 100080

Mr. Su Jie is the President of the reporting person.

The amount includes stock purchase warrants to acquire 1,968,750 ordinary shares.

(10)	Address of the person is: 8040 E. Morgan Trail Unit 18 Scottsdale, Arizona 85258 Norm Klein is President of the reporting person.

(11)	Address of the person is: 7C,Building1, Jinrong Jidi, No. 8 Kefa Road, Nanshan District, Shenzhen, Guangdong, 518048

(12)	Address of the person is: No.620, Zhongshan West Road, Changning District, Shanghai, 200051

(13)	Address of the person is: Room 401, No.16, Yangtaishan Road, Siming District, Xiamen, Fujian, 361000

DESCRIPTION OF SECURITIES

We are authorized to issue 39,062,500 ordinary shares, $.000128 par value, and 781,250 preferred shares, $.000128 par value. As of the date hereof, 27,982,749 ordinary shares and 244,022.78 preferred shares are issued and outstanding.

(a) Ordinary Shares. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding Ordinary Shares are entitled to receive dividends out of assets legally available therefore at times and in amounts as our board of directors may determine. Each stockholder is entitled to one vote for each Ordinary Share held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in our amended articles of incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The Ordinary Shares are not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of Ordinary Shares are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the Ordinary Shares. The outstanding Ordinary Shares are, and the Ordinary Shares to be issued upon exercise of the Warrants will be, fully paid and non-assessable.

(b) Preferred Stock. As of the date of hereof, 244,022.78 preferred shares were issued and outstanding. Each of these preferred shares have rights identical to 100 ordinary shares except that each preferred share is convertible into 100 ordinary shares. The conversion will occur concurrent with the approval by the Compass shareholders of an increase of its authorized ordinary shares to 100,000,000; however, the conversion will not be subject to the proposed 3 for 1 share consolidation. With respect to the remaining 537,227.22 preferred shares un-issued, the Board of Directors is empowered to designate and issue from time to time one or more classes or series of Preferred Stock and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s capital shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.

(c) Warrants. In connection with the September 16, 2010 financing, we issued warrants to the Investors to purchase 2,100,000 of our ordinary shares (on a post 3 for 1 consolidation basis). Each Warrant entitles the holder to purchase one Ordinary Share. The Warrants are exercisable in whole or in part, at an initial exercise price equal to $2.08 per share or on a cashless basis. The warrant term is five years from issuance and may be exercised at any time after we effect the 3 for 1 consolidation of our Ordinary Shares.

We also issued to the Maxim Group, LLC as placement agent for the financing, warrants to purchase 364,500 of our ordinary shares. Each Warrant entitles the holder to purchase one Ordinary Share. The Warrants are exercisable in whole or in part, at an exercise price equal to $1.76 per share or on a cashless basis. The warrant term is five years from issuance and may be exercised at any time after February 16, 2011.

The exercise price and number of ordinary shares to be received upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends or our recapitalization. In the event of our liquidation, dissolution or winding up, the holders of Warrants will not be entitled to participate in the distribution of our assets. Holders of Warrants have no voting, pre-emptive, subscription or other rights of shareholders in respect of the Warrants, nor shall the Holders be entitled to receive dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compass

On September 27, 2006, the Company issued 1,000,000 and 100,000 ordinary shares, respectively, to Nautilus Global Partners and Mid-Ocean Consulting Limited (subsequently adjusted to 781,250 and 78,125) at a price of $0.0001 per share. Mr. Rozelle, a former director, is the President of Nautilus Global Partners, LLC.

On March 1, 2008, the Company consolidated the authorized ordinary share capital of the Company from 50,000,000 ordinary shares of $0.0001 par value each to 39,062,500 ordinary shares of $0.000128 par value each. This resulted in every shareholder as of March 1, 2008 receiving 0.78125 ordinary shares for every ordinary share previously held. This was treated as a stock split for U.S. GAAP purposes, and all share and per share data is presented as if the consolidation took place as of the date of inception, September 27, 2006. On March 1, 2008, we also consolidated our authorized preference share capital from 1,000,000 preference shares of $0.0001 par value each to 781,250 preference shares of $0.000128 par value.

On March 12, 2010, Tsingda Education entered into an agreement with Maxim Group, LLC (“Maxim), a FINRA registered broker dealer, to act as a placement agent on a best efforts basis in connection with a proposed private placement offering of Tsingda Education and its affiliates and subsidiaries. Under the Agreement, Maxim is entitled to receive 8% of the gross proceeds of the offering and stock purchase warrants equal to eight percent of the number of securities sold in the offering. The term of the warrants is five years, although not exercisable for the initial six months, and are exercisable at 110% of the per share offering price. We are required to register the Maxim warrants. Tsingda Education also is obligated to pay reasonable fees and expenses of Maxim not to exceed $50,000. We also agreed to indemnify Maxim against certain liabilities, including liabilities under the Securities Act. As a result of the September 16, 2010 financing, we paid Maxim as full compensation under the agreement, cash commissions of $411,000 (or 4.3% of the proceeds from the offering) and issued a stock purchase warrant to acquire 364,500 ordinary shares. The warrant term is five years and is exercisable at any time after six months from closing at an exercise price is $1.76. In addition, we reimbursed Maxim for $25,000 as its reasonable out of pocket expenses.

On May 17, 2010, we issued an aggregate of 2,745,256 of our ordinary shares, par value $0.000128 per share to MJR Holdings, Inc., Christopher Fiore, Clifford Teller and Karl Brenza, our former Chief Executive Officer, for an aggregate purchase price of $30,000. The forgoing parties are affiliates of Maxim.

Tsingda Transactions

Tsingda Technology owns 100% of the issued and outstanding capital stock of Beijing Tsingda Century Management Consulting Ltd. (“Tsingda Management”), a wholly foreign owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”). On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Beijing Tsingda Century Investment Consultant of Education Co. Ltd (“Tsingda Education”), a company incorporated under the laws of the PRC, and its shareholders, in which Tsingda Management assumed management of the business activities of Tsingda Education and has the right to appoint all executives and senior management and the members of the board of directors. The contractual arrangements are comprised of a Consulting Services Agreement, Operating Agreement, Equity Pledge Agreement, and Option Agreement, through which Tsingda Management has the right to advise, consult, manage and operate Tsingda Education for a quarterly fee in the amount of 100% of Tsingda Education’s quarterly, after tax net profits. Additionally, Tsingda Education’s Shareholders have pledged their rights, titles and equity interest in Tsingda Education as security for Tsingda Management to collect consulting and services fees provided to Tsingda Education through an Equity Pledge Agreement. In order to further reinforce Tsingda Management’s rights to control and operate Tsingda Education, Tsingda Education’s shareholders have granted Tsingda Management the exclusive right and option to acquire all of their equity interests in Tsingda Education through an Option Agreement.

Pursuant to the Tsingda transaction, and as described elsewhere herein, on May 24, 2010, the Company issued 244,022.78 preferred shares of Compass to the Tsingda shareholders in exchange for 100% of the outstanding shares of Tsingda Technology. The Company also issued 6,239,220 ordinary shares to Eastbridge Investment Group Corporation in exchange for certain considerations provided by Eastbridge.

During fiscal 2008 and 2009, Tsingda Educations made advances to its chief executive officer and to its executive vice president, both of whom are significant company shareholders. As of March 31, 2010, the advances were paid back to Tsingda Education.

Other than employment, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our last fiscal year or in any proposed transaction to which we are proposed to be a party:

(A)

Any of our directors or officers;

(B)

Any proposed nominee for election as our director;

(C)

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our Ordinary Shares; or

(D)

Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus will be passed upon for us by Stuarts Walker Hersant, Attorneys at Law, Grand Cayman, Cayman Islands.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by Jeffrey & Company, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the ordinary shares to be sold by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the ordinary shares offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

JEFFREY & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS

61 BERDAN AVENUE

WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE

TEL: 973-628-0022

IN NEW YORK AND NEW JERSEY

FAX: 973-696-9002

MEMBER OF AICPA

E-MAIL: rgjcpa@optonline.net

PRIVATE COMPANIES PRACTICE SECTION

MEMBER CENTER FOR AUDIT QUALITY

REGISTERED PUBLIC ACCOUNTING FIRM WITH

PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD

Report of Independent Registered Public Accounting Firm

Board of Directors

Compass Acquisition Corporation

We have audited the accompanying consolidated balance sheets of Compass Acquisition Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity, and cash flows, for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial positions of Compass Acquisition Corporation as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with U. S. generally accepted accounting principles.

/s/ Jeffrey & Company

JEFFREY & COMPANY

October 6, 2010

Wayne, New Jersey

COMPASS ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

ASSETS	2009	2008
Current Assets
Cash	$458,645	$2,314,262
Short term investments	555,783	303,463
Accounts receivable, net of provision for doubtful
accounts of $301,001	4,228,510	2,242,170
Advances to suppliers	3,880,307	530,876
Other accounts receivable	1,836,830	296,965
Stockholder advances	476,220	2,294,041
Prepaid expense	39,453	108,643
Inventory	40,558	40,443
Deferred tax assets	155,690	233,246

Total current assets	11,671,996	8,364,109
FIXED ASSETS
Furniture and equipment	3,084,147	487,031
Accumulated depreciation	366,213	77,370
Net furniture and equipment	2,717,934	409,661

Intangible assets	4,059,639	1,524,777
Accumulated amortization	1,205,873	450,660
Net intangible assets	2,853,766	1,074,117
Total fixed assets	5,571,700	1,483,778
OTHER ASSETS
Long term prepaid expense	-	166,065

Total Assets	$17,243,696	$10,013,952

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Short term loan	$-	$131,306
Accounts payable	36,910	20,645
Advances from customers	270,229	74,230
Accrued expenses	175,528	115,187
Other accounts payable	265,103	13,064
Taxes payable	1,946,542	605,090
Deferred revenue	1,037,932	1,554,975

Total current liabilities	3,732,244	2,514,497

Stockholders’ Equity
Preferred stock: 781.250 shares of $.000128 par value authorized;
244,022.78 issued and outstanding	31	31
Ordinary shares: 39,062,500 shares of $.000128 par value authorized;
3,743,531 issued and outstanding	479	479
Capital in excess of par value	4,409,295	4,409,295
Retained earnings	7,531,177	2,386,884
Earnings appropriated for statutory reserves	1,329,032	421,215
Accumulated other comprehensive income (loss)	241,438	281,551

Total stockholders’ equity	13,511,452	7,499,455
Total Liabilities and Stockholders’ Equity	$17,243,696	$10,013,952

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2009 and 2008

	2009	2008
Revenue	$14,650,863	$7,301,733

Expenses
Selling	3,875,405	1,511,838
General and administrative	3,716,663	1,753,357
	7,592,068	3,265,195

Operating Income	7,058,795	4,036,538

Other Income (Expenses)
Other income	80,973	1,064
Other expenses	(19,638)	(1,956)
Financial expense	-	(34,439)
Total other income (expense)	61,335	(35,331)

Income Before Income Taxes	7,120,130	4,001,207

Provision for Income Taxes:
Current	989,925	1,090,448
Deferred	78,095	62,938
Total income taxes	1,068,020	1,153,386

Net Income	6,052,110	2,847,821

Other Comprehensive Income (Loss)-exchange rate gain (loss)	(40,113)	265,587
Total Comprehensive Income	$6,011,997	$3,113,408

Earnings per share:
Basic	$1.61	$.76
Fully diluted	.22	.10

Average Number of Shares Outstanding:
Ordinary shares	3,743,531	3,743,531
Preferred shares – ordinary equivalent	24,402,278	24,402,278
Fully diluted equivalent shares	28,145,809	28,145,809

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2009 and 2008

							Earnings	Accumulated
					Capital in		Appropriated	Other
	Preferred Stock		Ordinary Stock		Excess of	Retained	For Statutory	Comprehensive
	Shares	Amount	Shares	Amount	Par Value	Earnings	Reserves	Income	Total
Balance, December 31, 2007	244,023	$ 31	3,743,531	$ 479	$ 243,975	$ (39,722)	$ -	$ 15,964	$ 220,727

Additional capital contributions	-	-	-	-	4,165,320	-	-	-	4,165,320

Net income for the year	-	-	-	-	-	2,847,821	-	265,587	3,113,408
Earnings appropriated for statutory reserves	-	-	-	-	-	(421,215)	421,215	-	-

Balance, December 31, 2008	244,023	31	3,743,531	479	4,409,295	2,386,884	421,215	281,551	7,499,455

Net income for the year	-	-	-	-	-	6,052,110	-	(40,113)	6,011,997
Earnings appropriated for statutory reserves	-	-	-	-	-	(907,817)	907,817	-	-

Balance, December 31, 2009	244,023	$ 31	3,743,351	$ 479	$4,409,295	$7,531,177	$ 1,329,032	$ 241,438	$13,511,452

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,052,110	$2,847,821
Adjustments to reconcile net income to net cash provided by
operating activities:
Charges not requiring the outlay of cash:
Depreciation and amortization	1,042,182	453,655
Decrease (increase) in deferred revenue	(520,630)	360,636
Increases in deferred income taxes	78,094	62,938
Changes in assets and liabilities:
Increases in accounts receivable	(1,979,699)	(1,704,753)
Increases in other receivables	(1,538,299)	(1,218,795)
Decrease in stockholder advances	1,822,543	-
Decrease (increase) in advances to suppliers	(3,407,580)	115,610
Increases in inventory	(14)	(38,041)
Decrease (increase) in prepaid expense	69,423	(106,957)
Increase (decrease) in accounts payable	16,234	(237,178)
Increases in wages payable	60,022	37,764
Increase (decrease) in taxes payable	1,339,219	(280,418)
Increase (decrease) in other payables	251,870	(1,280,521)
Increase (decrease) in customer advances	195,708	(2,542,168)
Decrease (increase) in long term prepaid expense	166,389	(163,488)
Increases in short term investments	(251,430)	(298,754)

Net Cash Consumed By Operating Activities	3,396,142	(3,992,649)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(2,594,509)	(329,705)
Additions of intangible assets	(2,529,710)	(1,049,094)

Net Cash Consumed By Investing Activities	(5,124,219)	(1,378,799)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	-	4,308,951
Repayments of short term loans	(131,562)	(1,307,049)

Net Cash Provided By Financing Activities	(131,562)	3,001,902

Affect on cash of foreign exchange rate changes	4,022	259,509

Net change in cash	(1,855,617)	(2,110,037)

Cash Balance, Beginning of Period	2,314,262	4,424,299

Cash Balance, End of Period	$458,645	$2,314,262

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

1. ORGANIZATION and BUSINESS

Organization of Company

The Company was incorporated in the Cayman Islands on September 27, 2006 with an objective to acquire or merge with an operating company.

On May 24, 2010, the Company entered into a share exchange agreement (the Agreement) with Tsing Da Century Investment Technology Co. Ltd. (Tsing Da), a company incorporated in the British Virgin Islands, and all of the shareholders of Tsing Da (Tsing Da Shareholders). Under the Agreement, the Company acquired 100% of the outstanding equity interests of Tsing Da and in exchange 244,022.78 preferred shares of the Company were delivered to the Tsing Da Shareholders.

Tsing Da owns all of the equity interests of Tsingda Century Management Consulting Ltd. (Tsingda Management), a company incorporated in the Peoples’ Republic of China (PRC).

On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Beijing Tsingda Century Investment Consultant of Education Co., Ltd. (Tsingda Century), a company incorporated in the PRC, which is a leading offline and online provider of educational services in the PRC. It operates educational centers in seven PRC provinces. The Company also operates a multi-faceted on line educational platform which delivers educational services in the PRC.

The Agreement has been accounted for as a reverse merger, with Tsing Da being treated as the accounting acquirer. As a result of the merger, prior financial information has been restated. Accordingly, the consolidated financial statements present the results of operation of Tsing Da for the years ended December 31, 2009 and 2008 and reflect the acquisition of the Company under the purchase method of accounting. Subsequent to May 24, 2010, the operations of the Company reflected the combined operations of the Company and Tsing Da. The Company had insignificant amounts of assets and liabilities on the date of the merger, so no allocation of the purchase price was made.

Tsingda Century was incorporated in the Peoples’ Republic of China (PRC), on October 23, 2003. Its wholly owned subsidiary, Beijing Tsingda Century Network Technology Co. Ltd. (Network), was incorporated in the PRC on February 14, 2004. These two companies conduct similar operations in the PRC. Company operations are headquartered in the city of Beijing. These operations focus on providing education services for students ranging from six to eighteen years of age. The Company operates what management believes is the larges chain of online and offline education centers in the PRC.

Risks and Uncertainties

Tsingda Century and Network operate under the authority of business licenses which were granted in 2003, and expire in 2023. Renewal of these licenses will depend on the result of government inspections which are made to ensure environmental laws are not breached.

The officers of the Company control through direct ownership most of the equity interests of the Company. As a result, insiders will be able to control the outcome of all matters requiring approval of equity owners and will be able to elect all of the Company directors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Statements

The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, (Tsing Da, and Tsingda Management), and Tsingda Century and its subsidiary, Network. All intercompany balances and transactions have been eliminated in consolidation.

Cash

For purposes of the statements of cash flows, the Company considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

COMPASS ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Concentrations Of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, short term investments, accounts receivable and advances to suppliers. However, all of the assets of Tsingda Century and Network are located in the PRC and cash balances are on deposit at financial institutions in the PRC, the currency of which is not free trading. Foreign exchange transactions are required to be conducted through institutions authorized by the Chinese government and there is no guaranty that Chinese currency can be converted to U.S. or other currencies.

Recognition Of Revenue

Revenue is realized through sales to franchisees and other agents of rights to conduct online and offline education services. Access to these services is obtained through the use of “cards”. These cards are also sold to individual consumers. The cards are used in a manner similar to the use of prepaid cards.

Revenue is recognized as education services are consumed. Management is able to track the use of these services through its computer monitoring systems.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, short term investments, accounts receivable and other receivables, advances to suppliers, accounts payable, accrued liabilities, and other liabilities, approximate their fair values at December 31, 2009.

Fixed Assets

Fixed assets are recorded at cost. Depreciation and amortization is computed using the straight line method, with lives of five years for computers and related equipment and furniture, and eight to ten years for automobiles. Intangibles are the cost of computerized video lessons delivered both online and offline; this cost is amortized by the straight line method using lives of three years.

Taxes

The Company generates its income in China where Value Added Tax, Business Tax, Income Tax, City Construction and Development Tax, and Education Surcharge taxes are applicable. The Company does not conduct any operations in the U.S.; therefore, U.S. taxes are not applicable.

Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimated.

Common Stock

Ordinary shares of the Company will occasionally be issued in return for services. Values will be assigned to these issuances equal to the market value of the common stock at the applicable measurement dates. A Measurement Date is defined under pronouncements of the Financial Accounting Standards Board (FASB) which state the criteria to be used for the valuation of stock issued for goods and services.

Stock Options

Stock options, if issued, will be valued at fair value on the dates of issuance using a Black Scholes valuation model, in accordance with pronouncements of the FASB.

COMPASS ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recently Adopted Accounting Pronouncements

Management believes that none of the recently adopted accounting pronouncements will have a material affect on the Company financial position, results of operations, or cash flows.

Other Comprehensive Income

The Company reports as other comprehensive income revenues, expenses, and gains and losses that are not included in the determination of net income. Resultant gains and losses during the years 2009 and 2008 are all the result of translations of Chinese currency amounts to U.S. dollars.

Foreign Currency Translation

All of the assets of Tsingda Century and Network are located in China. These assets and related liabilities are recorded on the books of the Company in the currency of China (Renminbi), which is the functional currency. They are translated into US dollars as follows:

(a) Assets and liabilities, at the rates of exchange in effect at balance sheet dates;

(b) Equity accounts, at the exchange rates prevailing at the times of the transactions that established the equity accounts; and

(c) Revenues and expenses, at the average rate of exchange for the year.

Gains and losses arising from this translation of foreign currency are included in other comprehensive income.

Product Warranties

Refunds to students who withdraw from courses are rarely made and are made only at the discretion of the Company. For this reason and, since revenue is recognized only as services are provided, no provision is needed for possible withdrawals.

Net Income Per Share

The Company computes net income per ordinary share in accordance with pronouncements of the FASB and SEC Staff Accounting Bulletin No. 981 (SAB 981). Under these provisions, basic and diluted net income per ordinary share are computed by dividing the net income available to ordinary shareholders for each period by the weighted average number of shares of ordinary stock outstanding during the period.

Advertising Cost

The Company expenses advertising costs when an advertisement occurs. Amounts expensed were $2,068,405 during 2009 and $400,009 during 2008.

Segment Reporting

Management treats the operations of the Company as one segment.

3. PAID IN CAPITAL

Tsingda Century began operations in October 2003 with a capital contribution of $64,000. Its wholly owned subsidiary, Network, began operations in February 2004 with a capital contribution of $128,000. During 2007, the shareholders of Network, most of whom were also shareholders of Tsingda Century, contributed their equity interests in Network to the Tsingda Century. During 2008, additional cash capital contributions totaling $4,231,000 were made to Tsingda Century.

The Company issued 859,375 ordinary shares in 2006 to finance its formation and start up costs. An additional 138,900 ordinary share was issued in 2008 for $6,615. Preferred shares were issued to effect the reverse merger (see Note 1). These totaled 244,022.78 shares.

COMPASS ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

3. PAID IN CAPITAL (CONT’D)

There were 244,022.78 shares of preferred stock issued in connection with the acquisition of Tsing Da (see Note 1). Each of these preferred shares has rights identical to 100 ordinary shares except that each preferred share is convertible to 100 ordinary shares concurrent with approval by the Company Shareholders of an increase of its authorized ordinary shares to 100,000,000. Management has stated an intention to seek shareholder approval to increase the authorized ordinary shares to 100,000,000 and to effect a reorganization of the ordinary shares with a 3 for 1 exchange. Neither of these actions has yet been implemented. The preferred shares referred to above would not participate in this proposed 3 for 1 exchange.

4. STATUTORY RESERVE

As required by the Chinese law that governs accounting, Tsingda Century and Network allocate 10% of their after tax profits, as determined from year to year, if any, to a Statutory Reserve Fund and 5% to a Statutory Public Welfare Fund. These funds are allocated appropriately until reserves reach 50% of Paid in Capital.

5. RELATED PARTY TRANSACTIONS

Advances were made during 2008 and 2009 to the chief executive officer of the Company and to its executive vice president, both of whom are significant Company shareholders. The outstanding balance of such advances was $1,996,821 and $186,747 respectively at December 31, 2008. Additional advances of $299,734 and $6,584 were made during 2009 and repayments of $1,836,257 and $177,864 were received, leaving balances of $460,716 and $15,468 at December 31, 2009.

6. RENTALS UNDER OPERATING LEASES

The Company conducts its operations from its principal business office in Beijing, and from a rental facility that is operated as a learning center. Leases for these two facilities expire more than one year after December 31, 2009. Future rent for these leases is presented below:

2010	$ 480,491
2011	80,082

7. BANK LOAN

The Company had a short term bank loan during 2008 which was fully paid in 2009. Interest on this loan was at the rate of 6.5%.

8. INCOME TAXES

The Company is required to file income tax returns in the PRC, for Tsingda Century and Network.

The Company has been granted status as a New High-Tech Enterprise by the Beijing Science and Technology Commission. One of the benefits of this status is a three year reduction in the rate of income tax paid by the Company. This reduced rate will be 15% for the years 2009-2011.

The Company has one class of transactions that causes the recognition of a significant deferred tax benefit: The Company recognizes revenue only as it is earned; for income tax purposes, however, revenue is recognized as it is collected, resulting in the accrual of taxes before the income is recognized on the financial statements. Under pronouncements of the FASB, deferred tax assets may be recognized unless it is more likely than not that the tax benefit will not be realized. The Company recorded deferred tax assets in 2009 and 2008 of $155,690 and $233,246, respectively.

COMPASS ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

8. INCOME TAXES (CONT’D)

A reconciliation of the taxes calculated by applying the Chinese statutory rate to pre tax income with the provisions for income taxes is presented below.

	2009	2008
Taxes calculated using statutory rates	$1,068,020	$1,000,302
Impact of change in tax rate
on revenue deferred to 2009	-	153,084
Provisions for income tax	$1,068,020	$1,153,386

9. EXPENSES

Major items included in Selling & Administrative expenses were the following:

	2009	2008
Rent	$382,988	$331,318
Advertising	2,068,405	400,009

Office expense	169,603	258,094
Salaries and benefits	1,145,801	742,756
Meetings and conferences	566,594	22,753
Depreciation and amortization	1,043,602	399,795

10. SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

Cash of $2,956 and $42,916 was paid for interest during 2009 and 2008, respectively.

Cash was paid for income taxes during these years in the amounts of $806,391 and $803,186, respectively.

There was no non cash financing or investing activity during either 2009 or 2008.

11. CONTINGENCIES

Consistent with business practices in China, Tsingda Century and Network carry no insurance except for auto insurance.

12. SUBSEQUENT EVENTS

On May 17, 2010, the Company issued 2,745,256 ordinary shares for $30,000 in cash to a group associated with the firm that is the placement agent of a private placement offering of Company equity securities, which is described in the following paragraphs.

On September 16, 2010 the Company entered into a Securities Purchase Agreement (Agreement) with certain accredited investors pursuant to which units were sold in a private placement which generated capital of $9,600,000. Each unit consisted of one share of Company ordinary stock and a warrant to purchase 35% of one ordinary share of Company stock. The exercise price of the warrants is $2.08 per share and the warrant term is five years. The warrants may be exercised on a cashless basis within three months after the ordinary shares are listed on a stock exchange, as defined in the Agreement. Expenses of $731,400 were incurred in obtaining this financing; in addition, the placement agent was awarded 364,500 warrants to purchase ordinary shares at $1.76 per share. These warrants have a term of five years and may be exercised anytime after six months of the date of the transaction.

Coincident with the execution of the Agreement, the Company entered into a Registration Rights Agreement pursuant to which the Company agreed to file by November 29, 2010 a registration statement to register the ordinary shares and the shares underlying the warrants. The Company further agreed that if the registration statement is not declared effective by February 28, 2011 (March 29, 2011 if the registration statement is subject to a full review by the Securities and Exchange Commission), the Company will pay the investors as liquidated damages 1.5% of the aggregate amount invested for each thirty day period after such date, not to exceed a total of 10% of the aggregate amount invested.

COMPASS ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Current assets
Cash	$5,071,486	$458,645
Short term investments	558,118	555,783
Accounts receivable, net of provision for doubtful
accounts of $302,266	4,420,173	4,228,510
Advances to suppliers	6,718,872	3,880,307
Other accounts receivable	-	1,836,830
Stockholder advances	478,220	476,220
Prepaid expense	-	39,453
Inventory	40,728	40,558
Deferred tax assets	87,488	155,690
Total current assets	17,375,085	11,671,996

Fixed Assets
Furniture and equipment	3,575,274	3,084,147
Accumulated depreciation	662,664	366,213
Net furniture and equipment	2,912,610	2,717,934

Intangible assets	4,127,055	4,059,639
Accumulated amortization	1,603,471	1,205,873
Net intangible assets	2,523,584	2,853,766
Total fixed assets	5,436,194	5,571,700
Other assets
Long term prepaid expense	60,963	-
Total Assets	$22,872,242	$17,243,696

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$12,945	$36,476
Advances from customers	535,020	270,229
Accrued expenses	126,148	175,528
Other accounts payable	346,422	265,103
Taxes payable	3,145,872	1,946,542
Deferred revenue	583,298	1,037,932
Total current liabilities	4,761,056	3,732,244

Shareholders' Equity
Preferred stock: 781,250 shares of $.000128 par value
authorized; 244,022.78 issued and outstanding	31	31
Ordinary shares: 39,062,500 shares of $.000128 par
value authorized; 3,743,531 issued and
outstanding	479	479
Capital in excess of par value	4,409,295	4,409,295
Retained earnings	11,296,597	7,531,177
Earnings appropriated for statutory reserves	1,993,519	1,329,032
Accumulated other comprehensive incomes	411,265	241,438
Total shareholders’ equity	18,111,186	13,511,452

Total Liabilities and Shareholders’ Equity	$22,872,242	$17,243,696

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTH PERIODS ENDED JUNE 30, 2010 AND 2009

(Unaudited)

	June 30, 2010	June 30, 2009

Revenue	$5,616,047	$4,432,380

Expenses
Selling	1,758,876	813,760
General and administrative	976,900	864,712
	2,735,776	1,678,472

Operating Income	2,880,271	2,753,908

Other Income (Expenses)
Other income	101,361	16,990
Total other income (expense)	101,631	16,990

Income Before Income Taxes	2,981,632	2,770,898

Provision for Income Taxes:	449,817	421,926
Current	424,450	275,069
Deferred	15,367	146,857
Total income taxes	449,817	421,926
Net Income	2,531,815	2,348,972

Other Comprehensive Income	127,567	(84,984)
Total Comprehensive Income	$2,659,382	$2,263,988

Earnings Per Share:
Basic	$.68	$.63
Fully Diluted	.09	.08

Average Number of Shares Outstanding:
Ordinary shares	3,743,531	3,743,531
Preferred shares – ordinary equivalent	24,402,278	24,402,278
Fully diluted equivalent shares	28,145,809	28,145,809

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2010 AND 2009

(Unaudited)

	June 30, 2010	June 30, 2009

Revenue	$9,467,108	$7,885,733

Expenses
Selling	2,352,894	2,379,155
General and administrative	2,000,008	1,836,908
	4,352,902	4,216,063

Operating Income	5,114,206	3,669,670

Other Income (Expenses)
Other income	101,361	18,402
Interest expense	(885)	-
Total other income (expense)	100,476	18,402

Income Before Income Taxes	5,214,682	3,688,072

Provision for Income Taxes:
Current	716,188	398,664
Deferred	68,587	166,366
Total income taxes	784,775	545,030
Net Income	4,429,907	3,123,042

Other Comprehensive Income	129,714	9,543
Total Comprehensive Income	$4,559,621	$3,132,585

Earnings Per Share:
Basic	$1.18	$.83
Fully diluted	.16	.11

Average Number of Shares Outstanding:
Ordinary shares	3,743,531	3,743,531
Preferred shares – ordinary equivalent	24,402,278	24,402,278
Fully diluted equivalent shares	28,145,809	28,145,809

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTH PERIODS ENDED JUNE 31, 2010 AND 2009

(Unaudited)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,429,907	$3,123,042
Adjustments to reconcile net income to net cash provided by
operating activities:
Charges and credits not requiring the use of cash:
Depreciation and amortization	684,816	375,774
Decreases in deferred revenue	(457,237)	(1,109,109)
Increases in deferred tax expense	68,593	166,367
Changes in assets and liabilities:
Increases in accounts receivable	(173,236)	(1,556,629)
Decrease (increase) in other receivables	2,014,426	(412,434)
Decrease (increase) in advances to suppliers	262,648	(1,179,415)
Decreases in prepaid expense	-	108,818
Decreases in accounts payable	(11,245)	(8,874)
(Decrease) increase in accrued expenses	(49,925)	1,966
Increases in taxes payable	1,229,980	230,122
(Decrease) increase in other payables	(97,035)	99,569
Increases in advances from customers	(2,739,889)	95,088
(Increase) decrease in long term prepaid expense	(21,263)	39,725
Decrease in short term investments	-	303,950

Net Cash Provided By Operating Activities	5,140,540	277,960

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(476,343)	(1,527,919)
Disposals of intangible assets	-	-
Additions to intangible assets	(50,171)	(528,754)

Net Cash Consumed By Investing Activities	(526,514)	(2,056,673)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on short-term loan	-	(131,517)

Net Cash Consumed by financing activities	-	(131,517)

Affect on cash of foreign exchange rate changes	241	3,616

Net change in cash	4,614,267	(1,906,614)

Cash Balance, Beginning of Period	457,219	2,314,262

Cash Balance, End of Period	$5,071,486	$407,648

The accompanying notes are an integral part of these financial statements.

COMPASS ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010

(Unaudited)

1. BASIS OF PRESENTATION

The unaudited interim financial statements of Beijing Tsingda Century Investment Consultant of Education Co., Ltd. (“the Company”) as of June 30, 2010 and for the three and six month periods ended June 30, 2010 and 2009 have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the six month period ended June 30, 2010 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2010.

Certain information and disclosures normally included in the notes to financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2009.

2. SUPPLEMENTAL CASH FLOW INFORMATION

There was no cash paid for interest during either of the six month periods.

Cash paid for income taxes was $137,332 and $207,926 for the six month periods ended June 30, 2010 and 2009, respectively.

There were no non-cash investing or financing activities during either of the six month periods.

3. CONSOLIDATION

On May 24, 2010, the Company entered into a share exchange agreement (the Agreement) with Tsing Da Century Investment Technology Co. Ltd. (Tsing Da), a company incorporated in the British Virgin Islands, and all of the shareholders of Tsing Da (The Tsing Da Shareholders). Under the Agreement, the Company acquired 100% of the outstanding equity interests of Tsing Da; in return, 244,022.78 preferred shares of the Company were delivered to the Tsing Da Shareholders.

Tsing Da owns all of the equity interests of Tsingda Century Management Consulting Ltd. (Tsingda Management), a company incorporated in the Peoples’ Republic of China (PRC).

On April 26, 2010, Tsingda Management entered into a series of contractual agreements with Beijing Tsingda Century Investment Consultant of Education Co., Ltd. (Tsingda Century), a company incorporated in the PRC which operates schools in seven PRC provinces offering IT Training. Tsingda Century operates what its management believes is the largest chain of online and offline education centers in the PRC.

The Agreement has been accounted for as a merger, with Tsing Da being treated as the accounting acquirer. As a result of the merger, prior financial information has been restated. Accordingly, the consolidated financial statements present the results of operations of Tsing Da for the three and six month periods ended June 30, 2010 and 2009 and reflect the acquisition of the Company under the purchase method of accounting. Subsequent to May 24, 2010, the operations of the Company reflected the combined operations of the Company and Tsing Da. The Company had insignificant amounts of assets and liabilities on the date of the merger, so no allocation of the purchase price was made.

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, (Tsing Da and, Tsingda Management), and Tsingda Century. All intercompany balances and transactions have been eliminated in consolidation.

4. Related Party Transactions

On May 17, 2010, the Company issued 2,745,256 ordinary shares to a group associated with the firm that is the placement agent of a private placement offering of Company equity securities (see Note 7). This group, thus, became owners of 73% of the outstanding ordinary shares of the Company. Consideration for this issuance was $30,000 in cash.

COMPASS ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2010

(Unaudited)

5. Capital Stock

There were 244,022.78 shares of preferred stock issued in connection with the acquisition of Tsing Da (see Note 3). Each of these preferred shares has rights identical to 100 ordinary shares except that each preferred share is convertible to 100 ordinary shares concurrent with approval by the Company Shareholders of an increase of its authorized ordinary shares to 100,000,000. Management has stated an intention to seek shareholder approval to increase the authorized ordinary shares to 100,000,000 and to effect a reorganization of the ordinary shares with a 3 for 1 exchange. The preferred shares referred to above would not participate in this proposed 3 for 1 exchange.

On May 17, 2010, the Company issued 2,745,256 ordinary shares for $30,000 in cash to a group associated with the firm that is the placement agent of a private placement offering of Company equity securities (see Note 7).

6. EXPENSES

Major items included in Selling and Administrative expenses during the six month periods ended June 30, 2010 and 2009 are the following :

	2010	2009
Salaries and wages	$415,659	$821,451
Advertising	967,011	1,173,075
Printing	244,103	228,676
Conferences	276,189	266,468
Depreciation and amortization	902,711	379,062
Sales tax	486,661	366,064

7. SUBSEQUENT EVENTS

On September 16, 2010 the Company entered into a Securities Purchase Agreement (Agreement) with certain accredited investors pursuant to which units were sold in a private placement which generated capital of $9,600,000. Each unit consisted of one share of Company ordinary stock and a warrant to purchase 35% of one ordinary share of Company stock. The exercise price of the warrants is $2.08 per share and the warrant term is five years. The warrants may be exercised on a cashless basis within three months after the ordinary shares are listed on a stock exchange, as defined in the Agreement. Expenses of $731,400 were incurred in obtaining this financing; in addition, the placement agent was awarded 364,500 warrants to purchase ordinary share at $1.76 per share. These warrants have a term of five years and may be exercised anytime after six months of the date of the transaction.

Coincident with the execution of the Agreement, the Company entered into a Registration Rights Agreement pursuant to which the Company agreed to file by November 29, 2010 a registration statement to register the ordinary shares and the shares underlying the warrants. The Company further agreed that if the registration statement is not declared effective by February 28, 2011 (March 29, 2011 if the registration statement is subject to a full review by the Securities and Exchange Commission), the Company will pay the investors as liquidated damages 1.5% of the aggregate amount invested for each thirty day period after such date, not to exceed a total of 10% of the aggregate amount invested.

__________ Ordinary Shares

COMPASS ACQUISITION CORPORATION

PROSPECTUS

, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of ordinary shares being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to Be Paid
SEC Registration Fee	$55.99
Printing Fees and Expenses	2,000.00
Transfer Agent and Registrar Fees	1,000.00
Miscellaneous	500.00
Total	$3,555.99

Item 14. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities

On September 16, 2010, we completed and offering (“Offering”) whereby we issued units (“Units”) to certain investors for total gross proceeds of $9,600,000. Each Unit is priced at $1.60 and consists of one (1) ordinary share, par value $0.000128 per share (“Ordinary Shares”), and a Series A Stock Purchase Warrant (“Warrants”) to purchase 35% of the number of Ordinary Shares (all on a post 3 for 1 consolidation basis) purchased in the Offering. The initial Warrant exercise price is $2.08 per share (on a post 3 for 1 consolidation basis). Maxim Group, LLC (“Maxim”), a FINRA broker/dealer, acted as our placement agent in connection with the Offering. We issued to Maxim warrants equal to 4.5% of the number of Ordinary Shares sold in the Offering (or 364,500 Ordinary Shares). The warrants term is five years and are exercisable at any time after six months from closing. The exercise price is $1.76 per share.

The issuance of the securities described above was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D and Section 4(2) and/or Regulation S thereof and such other available exemptions. We made this determination based on the representations of Investors, which included, in pertinent part, that such Investors and/or Maxim were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act, and that such Investors were acquiring the Ordinary Shares for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Investors and Maxim understood that the Ordinary Shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On May 24, 2010, we issued 244,022.78 of our preferred shares to the shareholders of Tsingda Technology in exchange for all of the outstanding shares of Tsingda Technology. In addition, on that same date, we also issued 6,239,220 ordinary shares to Eastbridge Investment Group Corporation in exchange for certain considerations received from Eastbridge. These securities qualified for exemption under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, including Regulation S. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the offering, manner of the offering and number of securities offered. These shareholders made certain representations and warranties, including their investment intent and that they were not US Persons as defined in Rule 902(k) of Regulation S as required by Section 4(2) and the rules and regulations promulgated thereunder, including Regulation S. They also agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 and Regulation S of the Securities Act. These restrictions ensure that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” It is the Company’s position that the transaction met the requirements to qualify for exemption under Section 4(2) and the rules and regulations promulgated thereunder, including Regulation S of the Securities Act.

On May 17, 2010, we issued an aggregate of 2,745,256 ordinary shares of the Company, par value $0.000128 per share to MJR Holdings, Inc., Christopher Fiore, Clifford Teller and Karl Brenza for an aggregate purchase price of $30,000. The offering was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D, Section 4(2) and Rule 506 thereunder. No placement agent or underwriter was used in connection with the offering and there is no commission, finder’s fee or other compensation due or owing to any party as a result of the transactions described herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China, on the 12th day of October 2010.

COMPASS ACQUISITION CORPORATION

By:	/s/ Zhang Hui
Zhang Hui President, Chief Executive Officer, and Chairman of the Board of Directors

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Zhang Hui, and each of them individually, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Zhang Hui	President, Chief Executive Officer and	October 12, 2010
Zhang Hui	Chairman of the Board of Directors

/s/ Liu Juntao	Executive Vice President and Director	October 12, 2010
Liu Juntao

/s/ Kang Chungmai	Chief Financial Officer and Director	October 12, 2010
Kang Chungmai

EXHIBIT INDEX

Exhibit No.	Description
3.1	Memorandum of and Articles of Association of Compass.(1)
3.2	Memorandum of Association of Compass.(2)
3.3	Memorandum of and Articles of Association of Tsing Da Century Education Technology Co. Ltd.(3)
4.1	Form of Warrant.(5)
4.2	Form of Placement Agent Warrant.(5)
5.1	Opinion of Stuarts Walker Hersant, Attorneys at Law, regarding legality of shares(6).
10.1	Consulting Services Agreement dated April 26, 2010(3)
10.2	Operating Agreement dated April 26, 2010(3)
10.3	Option Agreement dated April 26, 2010(3)
10.4	Voting Rights Proxy Agreement dated April 26, 2010(3)
10.5	Equity Pledge Agreement dated April 26, 2010(3)
10.6	Share Exchange Agreement dated May 24, 2010 by and among Compass Acquisition Corporation and its controlling shareholders, and Tsing Da Century Education Technology Co. Ltd. and its shareholders (4)
10.7	Securities Purchase Agreement dated September 16, 2010 by and among the Company and certain investors.(5)
10.8	Registration Rights Agreement dated September 16, 2010 by and among the Company and certain investors.(5)
10.10	Holdback Escrow Agreement dated September 16, 2010, by and among the Company, Zhong Hui Rong (Fujian) Fund, Ltd. and Collateral Agents, LLC.(5)
10.11	Six Month Lock-Up Agreement dated September 16, 2010 by and among the Company and certain shareholders.(5)
10.12	Initial Shareholder Lock-Up Agreement dated September 16, 2010 by and among the Company and certain shareholders.(5)
10.13	Initial Shareholder Lock-Up Agreement dated September 16, 2010 by and among the Company and Eastbridge Investment Group Corp.(5)
10.14	Founding Shareholder Lock-Up Agreement dated September 16, 2010 by and between the Company and Tsingda Century Education Technology Co. Ltd.(5)
10.15	Securities Escrow Agreement dated September 16,, 2010 by and among the Company, Maxim Group, LLC, Tsing Da Century Technology Co. Ltd., and Collateral Agents, LLC.(5)
10.16	Agreement dated March 12, 2010 by and between Maxim Group, LLC and Beijing Tsingda Century Investment Consultant of Education Co., Ltd.(5)
10.17	Translation of Form of Franchise Agreement.(6)
10.18	Translation of Employment Agreement with Mr. Zhang.(6)
21.1	List of Subsidiaries.(6)
23.1	Consent of Jeffrey & Company.(6)
23.2	Consent of Stuarts Walker Hersant, Attorneys at Law, included in Exhibit 5.1.(6)
24.1	Power of Attorney (included in the signature page of this Registration Statement)

(1) Incorporated herein by reference to the Form 10 Registration Statement filed on December 4, 2006.

(2) Incorporated herein by reference to the Form 10-Q Quarterly Report filed on May 15, 2008.

(3) Incorporated herein by reference to the Form 8-K Current Report filed on May 28, 2010.

(4) Incorporated by reference to the Form 8-K/A Current Report filed on June 3, 2010.

(5) Incorporated by reference to the Form 8-K Current Report filed on September 23 2010.

(6) Filed herewith.

II-4